THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

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THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”), dated as of this 19th day of June, 2014, is entered into by and among SUN COMMUNITIES, INC., a Maryland corporation (the “Company”), as the General Partner and the Persons whose names are set forth on Exhibit A attached hereto, as the Limited Partners, together with any other Persons who become Partners in the Partnership as provided herein.

RECITALS

A.The General Partner and each of the Limited Partners set forth on Exhibit A hereto are parties to that certain Second Amended and Restated Agreement of Limited Partnership of Sun Communities Operating Limited Partnership dated April 30, 1996, as amended by Amendments numbered One through Two Hundred Ninety Nine, inclusive (the “Amendments”).

B.The Second Amended and Restated Limited Partnership Agreement, as amended, is referred to as the “Second Amended and Restated Agreement”.

C.The Partners wish to amend and restate the Second Amended and Restated Agreement to, inter alia, (i) integrate the Amendments to the Second Amended and Restated Agreement into a single document, and (ii) provide clarity with respect to the respective classes of OP Units currently issued and outstanding.

D.Section 11 of the Second Amended and Restated Agreement authorizes the General Partner, as the holder of more than fifty percent (50%) of the OP Units, to amend the Agreement. Accordingly, the Second Amended and Restated Agreement is amended in its entirety and is restated to read as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article 1. DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Adjusted Capital Account Deficit” means with respect to any Capital Account as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, a Partner’s Capital Account balance shall be: (a) reduced for any items described in Treasury Regulation Section 1.704‑1(b)(2)(ii)(d)(4), (5), and (6), and (b) increased for any amount such Partner is obligated to contribute or is treated as being obligated to contribute to the Partnership pursuant to Treasury Regulation Section 1.704‑1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704‑2(g)(1) and 1.704‑2(i) (relating to minimum gain).

“Affiliate” or “affiliates” means any person or entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Partner.
“Agreement” has the meaning set forth in the Preamble.

“Annual Preferred Rate” has the meaning set forth in Section 16.1.

“Book Value” means, with respect to any Partnership property, the value of the property for "book" or Capital Account purposes pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv). Without limiting the generality of the preceding sentence: (a) the initial Book Value of any property contributed by a Partner to the Partnership will be the fair market value of the property on the date of the contribution, as reasonably determined by the General Partner; and (b) the Book Value of all Partnership properties shall be adjusted to equal their respective fair market values (as determined by the General Partner), in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), immediately prior to: (i) the date of the acquisition of any additional interest in the Partnership by any additional or existing Partner in exchange for more than a de minimis capital contribution, (ii) the date of the distribution of more than a de minimis amount of Partnership property to a Partner for an interest in the Partnership and (iii) in connection with the grant of any OP Units or any other interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner, or by a new Partner acting in a Partner capacity or in anticipation of being a Partner; provided, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the General Partner reasonably determines that the adjustments are necessary or appropriate to reflect the relative economic interests of the Partners. The Book Value of any Partnership property that is distributed to any Partner shall be adjusted immediately prior to the distribution to equal its fair market value. If any asset has a Book Value that differs from its adjusted tax basis, then the Book Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits” and “Losses” rather than the amount of depreciation determined for United States federal income tax purposes.

“Business Day” is a day other than a Saturday, Sunday or legal holiday under Michigan or federal law.

“Capital Account” has the meaning set forth in Section 5.1.
“Certificate of Limited Partnership” means the Certificate of Limited Partnership relating to the Partnership filed in the office of the Secretary of State of Michigan, as amended from time to time in accordance with the terms hereof and the Act. At the execution of this Agreement, the Partnership’s Certificate of Limited Partnership consists of a Restated Certificate of Limited

Partnership filed with the Department on December 3, 2003 and a number of amendments thereto which have also been filed with the Department.
“Charter” shall mean the Articles of Amendment and Restatement of the General Partner, recorded on November 11, 1993, with the State of Maryland Department of Assessments and Taxation (the “SMDAT”), as amended or supplemented from time to time.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common OP Units” are a class of OP Units with such terms, rights and preferences as are set forth in this Agreement.
“Common Stock Fair Market Value” shall mean, with respect to any Series A-1 Exchange Date or Series A-3 Exchange Date, the average closing price of a share of the General Partner’s common stock for the 10 consecutive trading days preceding such Series A-1 Exchange Date or Series A-3 Exchange Date on the principal national securities exchange on which the shares of the General Partner’s common stock are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices during such 10 trading day period in the over‑the‑counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the General Partner or, if the shares of Common Stock or securities are not publicly traded, the Common Stock Fair Market Value for such day shall be the fair market value thereof determined jointly by the General Partner and the holder(s) of Series A-1 Preferred Units or Series A-3 Preferred Units that are exchanging such Series A-1 Preferred Units or Series A-3 Preferred Units for shares of the General Partner’s common stock; provided, however, that if such parties are unable to reach agreement within a reasonable period of time, the Common Stock Fair Market Value shall be determined in good faith by an independent investment banking firm selected jointly by the General Partner and such holder(s) of Series A-1 Preferred Units or Series A-3 Preferred Units or, if that selection cannot be made within five days, by an independent investment banking firm selected by the American Arbitration Association in accordance with its rules.

“Company” has the meaning set forth in the Preamble.

“Contribution Agreements” are those agreements pursuant to which Limited Partners acquired OP Units.
“Conversion Date” is defined in Section 16.2.
“Conversion Notice” is defined in Section 16.2.
“Department” is the Michigan Department of Licensing and Regulatory Affairs.

“General Partner” means the Company or any other Person who has been admitted as, and continues to be, a general partner of the Partnership as of such date, and is designated as such on Exhibit A.

“Holder” of OP Units is the Partner who is shown in Exhibit A as owning the same, regardless of whether such Partner has transferred such OP Units, although a transferee may have rights in connection with such OP Units as provided in Section 11.2.

“Issue Price” of the OP Units is the value assigned thereto upon issuance, as set forth in Section 4.5; provided, however, if the General Partner issues shares of preferred stock and applies all of the proceeds thereof (net of offering expenses) to the purchase of additional OP Units, the Issue Price for such OP Units shall be the public offering price per share for the General Partner’s preferred stock so issued.
“Limited Partner” means, as of any date, the Persons who have been admitted as, and continue to be, limited partners of the Partnership as of such date, and are designated as such on Exhibit A.

“Losses” is defined in Section 5.2.

“Minimum Gain” means the partnership minimum gain determined pursuant to Treasury Regulation Section 1.704‑2(d).

“Mirror A Parity Preferred Units” means any class or series of OP Units of the Partnership hereafter authorized, issued or outstanding and expressly designated by the Partnership to rank on parity with the Mirror A Preferred Units with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership.

“Mirror A Preferred Units” has the meaning ascribed to such term in Section 19.1.

“Mirror A Preferred Unit Distribution Payment Date” has the meaning ascribed to such term in Section 19.2(a).

“Mirror A Preferred Unit Distribution Period” means the period from and including November 14, 2012 to, but excluding, the first Mirror A Preferred Unit Distribution Payment Date, and each subsequent period from and including a Mirror A Preferred Unit Distribution Payment Date to, but excluding, the next succeeding Mirror A Preferred Unit Distribution Payment Date.

“Mirror A Priority Return” means an amount equal to 7.125% of the $25.00 liquidation preference per Mirror A Preferred Unit per annum (equivalent to $1.78125 per Mirror A Preferred Unit per year).

“OP Units” are the units into which the Partners’ interests in the Partnership have been divided, as more fully described in Section 4.1. OP Units consist of Common OP Units, Preferred OP Units, Series A-1 Preferred Units, Series A-3 Preferred Units, Series B-3 Preferred Units, Mirror

A Preferred Units and any other class or series of Partners’ interests issued after the date of this Agreement.

“Partners” means, as of any date, any Person who is at such time a General Partner or Limited Partner. Any reference to a Partner shall, unless the context clearly requires otherwise, include a reference to its predecessor and successor (other than a mere assignee) in interest.

“Partnership” is the limited partnership formed pursuant to this Agreement.

“Partnership Act” is defined in Section 2.1.

“Person” means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

“POPU Default” is defined in Section 16.8(b).

“Preferred Distribution Shortfall” means, with respect to any OP Units that are entitled to any preference in distribution of the Partnership’s available cash pursuant to this Agreement, the aggregate amount of the required distributions for such outstanding OP Units for all prior distribution periods minus the aggregate amount of the distributions made with respect to such outstanding OP Units pursuant to this Agreement.

“Preferred Dividend Accrual Date” is defined in Section 16.1.

“Preferred Dividend Payment Date” is defined in Section 16.1.

“Preferred Dividends” are defined in Section 16.1.

“Preferred OP Units” are a class of OP Units and consist of any OP Units issued on or after the date hereof which are so designated upon issuance. The terms, rights and preferences of the Preferred OP Units are set forth in Article 16.

“Profits” is defined in Section 5.2.

“REIT” means a “real estate investment trust” within the meaning of Section 856 of the Code.

“REIT Series A Preferred Share” means a share of 7.125% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the General Partner.

“REIT Share” means a share of common stock, par value $0.01 per share, of the General Partner.

“Regulatory Allocations” is defined in Section 6.2(e).

“Rights Agreement” is defined in Article 15.

“Series A Articles Supplementary” means the Articles Supplementary of the General Partner in connection with its REIT Series A Preferred Shares, as filed with the Maryland Department of Assessments and Taxation.

“Series A-1 Exchange Date” shall mean the date specified in a Series A-1 Exchange Notice on which the holder of Series A-1 Preferred Units proposes to exchange Series A-1 Preferred Units for shares of the General Partner’s common stock; provided, however, that the proposed Series A-1 Exchange Date (i) must be a Business Day, and (ii) may not be less than three Business Days, nor more than more than 15 Business Days, after the date such Series A-1 Exchange Notice is delivered.

“Series A-1 Exchange Notice” shall mean a written notice delivered by a holder of Series A-1 Preferred Units to the General Partner of such holder’s election to exchange Series A-1 Preferred Units for shares of the General Partner’s common stock. Each Series A-1 Exchange Notice must specify the number of Series A-1 Preferred Units to be exchanged and the proposed Series A-1 Exchange Date.

“Series A-1 Issuance Date” means June 23, 2011.

“Series A-1 Junior Units” has the meaning set forth in Section 18.3(c)(i).

“Series A-1 Parity Preferred Units” has the meaning set forth in Section 18.1.

“Series A-1 Preferred Partners” mean the holders of Series A-1 Preferred Units set forth on Exhibit A hereto, as it may be amended from time to time, and their respective successors and permitted assigns.

“Series A-1 Preferred Units” has the meaning set forth therefor in Section 18.2 hereof.

“Series A-1 Preferred Unit Distribution Payment Date” has the meaning set forth in Section 18.3(a)(ii).

“Series A-1 Priority Return” has the meaning set forth in Section 18.1.

“Series A-3 Exchange Date” shall mean the date specified in a Series A-3 Exchange Notice on which the holder of Series A-3 Preferred Units proposes to exchange Series A-3 Preferred Units for shares of the General Partner’s common stock; provided, however, that the proposed Series A-3 Exchange Date (i) must be a Business Day, and (ii) may not be less than three Business Days, nor more than more than 15 Business Days, after the date such Series A-3 Exchange Notice is delivered.

“Series A-3 Exchange Notice” shall mean a written notice delivered by a holder of Series A-3 Preferred Units to the General Partner of such holder’s election to exchange Series A-3 Preferred Units for shares of the General Partner’s common stock. Each Series A-3 Exchange Notice must specify the number of Series A-3 Preferred Units to be exchanged and the proposed Series A-3 Exchange Date.

“Series A-3 Issue Price” has the meaning set forth in Section 20.1.

“Series A-3 Issuance Date” means February 8, 2013.

“Series A-3 Parity Preferred Units” has the meaning set forth in Section 20.1.

“Series A-3 Preferred Partners” means the holders of Series A-3 Preferred Units set forth on Exhibit A hereto, as it may be amended from time to time, and their respective successors and permitted assigns.

“Series A-3 Preferred Units” has the meaning set forth in Section 20.2.

“Series A-3 Preferred Unit Distribution Payment Date” has the meaning set forth in Section 20.3.

“Series A-3 Preferred Unit Distribution Period” means the period from and including the Series A-3 Issuance Date to, but excluding, the first Series A-3 Preferred Unit Distribution Payment Date, and each subsequent period from and including a Series A-3 Preferred Unit Distribution Payment Date to, but excluding, the next succeeding Series A-3 Preferred Unit Distribution Payment Date.

“Series A-3 Priority Return” has the meaning set forth in Section 20.1.

“Series B-3 Issuance Date” means the date that the Series B-3 Preferred Units are issued.

“Series B-3 Junior Units” has the meaning set forth in Section 17.3(c)(i).
“Series B-3 Parity Preferred Units” has the meaning set forth in Section 17.1.
“Series B-3 Preferred Partners” means the holders of Series B-3 Preferred Units set forth on Exhibit A hereto, as it may be amended from time to time, and their respective successors and permitted assigns.
“Series B-3 Preferred Units” has the meaning set forth in Section 17.2.

“Series B-3 Preferred Unit Distribution Payment Date” has the meaning set forth in Section 17.3(a)(ii).

“Series B-3 Priority Return” has the meaning set forth in Section 17.1.

“Series B-3 Redemption Price” means $100.00 per Series B-3 Preferred Unit redeemed.

“Taxable Year” means the Partnership’s annual accounting period for federal income tax purposes, as established by the General Partner.
“Transfer” means any direct or indirect transfer, assignment, conversion or exchange (including rights under Sections 4.6, 16.2, 18.7, 19.8, 20.8 and similar provisions applicable to any class or series of OP Units issued after the date of this Agreement), conveyance or alienation of, or succession to, any legal or beneficial interest or rights in the subject matter thereof, whether voluntary, involuntary or by operation of law, including a sale, exchange, gift, contribution, pledge or granting of a security interest, or the act of entering into a pooling or sharing agreement. The parties to any such transaction are referred to as the “transferor” and “transferee”, respectively.

“Treasury Regulations” means the income tax regulations promulgated under the Code.
Article 2.     ORGANIZATIONAL MATTERS
Section 2.1    Organization.
The Partnership is presently existing under the provisions of the Michigan Revised Uniform Limited Partnership Act, as it may be amended from time to time (the “Partnership Act”) and shall continue pursuant to the provisions of this Agreement.

Section 2.2	Name.
The name of the Partnership is Sun Communities Operating Limited Partnership.

Section 2.3	Office.
The office of the Partnership is located at 27777 Franklin Road, Suite 200, Southfield, Michigan 48034, or such other place as the General Partner may determine from time to time.

Section 2.4	Term.
(a)    The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership with the Department.
(b)    The term of the Partnership shall end, and the Partnership shall be terminated, solely on the first to occur of the following:
(i)    December 31, 2043;
(ii)    120 days after the sale or other disposition of substantially all of the Partnership’s operating assets and the distribution by the Partnership of the net proceeds thereof and all remaining Partnership property; or

(iii)    An event of withdrawal of the General Partner unless within 90 days thereafter all the Partners elect to reconstitute and continue the Partnership with a successor General Partner.
None of the following shall cause a termination of the Partnership: the retirement, dissolution or insolvency of a Limited Partner, the substitution of a General or Limited Partner, or the admission of a new General or Limited Partner.
Article 3.     PURPOSE

Section 3.1	Purpose and Business.
The Partnership is organized for the purpose of investing in real property by acquiring, owning and operating manufactured housing and/or recreational vehicle communities and related properties and assets; acquiring interests in other entities which own and operate such properties; conducting businesses related to, associated with or augmenting the Partnership’s business of operating manufactured housing and/or recreational vehicle communities, and owing interests in other entities which conduct such businesses; holding its assets for investment, income and appreciation and selling or otherwise disposing of the same; and doing all things incidental thereto. Notwithstanding anything to the contrary in this Agreement, the Partnership may only engage in those activities which could be conducted by a REIT, within the meaning of Section 856 of the Code.

Section 3.2	Partnership Only for Purposes Specified.
The Partnership shall be a partnership only for the purposes specified in Section 3.1 hereof, and this Agreement shall not be deemed to create a partnership among the Partners with respect to any activities whatsoever other than the activities within the purposes of the Partnership as specified in Section 3.1 hereof. Except as otherwise provided in this Agreement, no Partner shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Partnership, its properties or any other Partner. No Partner, in its capacity as a Partner under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Partner, nor shall the Partnership be responsible or liable for any indebtedness or obligation of any Partner, incurred either before or after the execution and delivery of this Agreement by such Partner, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the Act.

Section 3.3	Representations and Warranties by the Parties.
The Partners represent to each other and to the Partnership that they are holding their respective interests in the Partnership for their own personal accounts, and without a view to transferring or distributing their interests.

Article 4.     OP UNITS; PARTNERS; CAPITAL

Section 4.1	OP Units.
The Partners’ interests in the Partnership are expressed in terms of OP Units and each Partner has been issued OP Units corresponding to the agreed value of its capital contribution. OP Units consist of Common OP Units, Mirror A Preferred Units, Preferred OP Units, Series A-1 Preferred Units, Series A-3 Preferred Units, Series B-3 Preferred Units and any other class or series of OP Units issued after the date of this Agreement.

Section 4.2	Common OP Units.
The holders of the Common OP Units shall be entitled to receive distributions in accordance with Article 7, after payment of all accrued (i) Mirror A Priority Return, (ii) Preferred Dividends, (iii) Series A-1 Priority Return, (iv) Series A-3 Priority Return, (v) Series B-3 Priority Return, and (vi) all distributions with respect to other OP Units (now existing or hereafter arising) the terms of which specifically provide that such OP Units rank senior to the Common OP Units with respect to rights to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution and winding up of the Partnership. No distribution shall be made in respect of Common OP Units while any accrued (i) Mirror A Priority Return, (ii) Preferred Dividends, (iii) Series A-1 Priority Return, (iv) Series A-3 Priority Return, (v) Series B-3 Priority Return or (vi) distributions with respect to other OP Units (now existing or hereafter arising) the terms of which specifically provide that such OP Units rank senior to the Common OP Units with respect to rights to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution and winding up of the Partnership, remains unpaid unless all such unpaid amounts are paid simultaneously with such distribution.

Section 4.3	Partners.
The names and addresses of the Partners, and their respective OP Units, are set forth in Exhibit A, which shall be adjusted from time to time by the General Partner to the extent necessary to accurately reflect exchanges, redemptions, capital contributions, the issuance of additional OP Units or similar events having an effect on a Partner’s ownership of OP Units. Additional OP Units may be issued from time to time as permitted by this Agreement.

Section 4.4	Capital Contributions of the Partners.
(a)    The General Partner has contributed to the capital of the Partnership an amount of cash equal to the number of OP Units issued to the General Partner multiplied by the Issue Price of such OP Units, and shall contribute certain other items of personal property.
(b)    The Limited Partners have made or shall make the capital contributions to the Partnership provided for in the respective Contribution Agreements to which they are parties.
(c)    The Partners shall not be required to make any additional capital contributions to the Partnership, except that the General Partner shall apply the proceeds realized from the sale of stock or securities issued by it (net of offering expenses) to the purchase of additional OP Units in accordance with this Agreement.

Section 4.5	Issuance of OP Units.
(a)    The General Partner may cause the Partnership to issue additional OP Units for value from time to time (i) to existing Partners (including itself), (ii) to new Partners, or (iii) to itself in connection with the issuance of additional stock or securities by it, at the Issue Price set forth in Section (b) below. The Issue Price shall be paid to the Partnership in cash, or in such other form as may be acceptable to the General Partner; provided, however, that if the General Partner issues shares of stock to its employees pursuant to any stock option, restricted stock or other employee benefit plan, the Issue Price of the OP Units purchased as a consequence thereof shall be paid in cash or property only to the extent of the cash or property received by the General Partner in exchange for such stock, and the Partnership shall be deemed to have received other value equal to the remainder of the Issue Price.
(b)    Upon execution of this Agreement, the General Partner’s interest in the Partnership comprises substantially all of its assets, the number of Common OP Units held by the General Partner equals the number of shares of its outstanding common stock and the number of Mirror A Preferred Units held by the General Partner equals the number of outstanding REIT Series A Preferred Shares. It is expected that this circumstance will continue to exist, since the General Partner intends to distribute substantially all of its income on a current basis and has agreed to apply the net proceeds of the sale of additional stock or securities to the purchase of additional OP Units. The Issue Price shall be determined as follows:
(i)     If the Issue Price of an OP Unit is specified in a Contribution Agreement or specifically set forth in this Agreement, the Issue Price shall be as so specified.
(ii)    If the Issue Price of an OP Unit is not specified in a Contribution Agreement or specifically set forth in this Agreement, then the Issue Price shall be the market value of one share of the General Partner’s common stock, which shall be:

A.
Subject to sub-section (B) below, the market value shall be the average of the last reported sale price per share of the General Partner’s common stock on the New York Stock Exchange, or if there is no reported sale the mean between the last reported bid and asked price, on each of the most recent ten (10) trading days preceding the date of issuance of the OP Units, as reported in the Wall Street Journal (Midwest Edition) or another reputable publication or reporting service selected by the General Partner; or

B.
If the General Partner issues additional shares of its common stock and applies all the proceeds thereof (net of offering expenses) to the purchase of additional OP Units, the per-share market value of the General Partner’s Common Stock shall be the per-share net proceeds realized by the General Partner upon such issuance.

Section 4.6	Exchange of Common OP Units.
(a)    The General Partner hereby grants to each Limited Partner the right to exchange any or all of the Common OP Units held by such Limited Partner for shares of the General Partner’s common stock. Each Common OP Unit shall be exchangeable for one (1) share of the General Partner’s common stock. Such right may be exercised by a Limited Partner at any time and from time to time upon not less than ten (10) days prior written notice to the General Partner, subject to Sections 4.6(d) and 11.3. The General Partner shall at all times reserve and keep available a sufficient number of authorized but unissued shares of common stock to permit the exchange of all the Limited Partners’ Common OP Units pursuant to this Section 4.6.
(b)    Notwithstanding Section 4.6(a), upon tender of any Common OP Units pursuant to that Section:
(i)    The General Partner may issue cash in lieu of fractional shares.
(ii)    The General Partner may issue cash in lieu of stock to the extent necessary to prevent the recipient from violating the Ownership Limitations of Section 2 of Article VII of the Charter, or corresponding provisions of any amended or restated Articles.
(c)    No Limited Partner shall be deemed to be a shareholder of or have any other interest in the General Partner, by virtue of being the holder of one or more OP Units.
(d)    Notwithstanding Section 4.6(a), a Limited Partner shall not have the right to exchange Common OP Units for the General Partner’s common stock if, in the opinion of counsel for the General Partner, the General Partner would no longer qualify or its status would be seriously compromised as a REIT as a result of such exchange. In the event of any such occurrence, the General Partner shall purchase such Limited Partner’s Common OP Units for cash in an amount equal to the Issue Price of a Common OP Unit on the date on which the exchange would otherwise occur.

Section 4.7	Adjustment of OP Units.
Notwithstanding the foregoing provisions of this Article 4:
(a)    Subject to Section 4.7(b), if the number of outstanding shares of the General Partner’s common stock is changed by reason of any stock dividend, split or combination, or any recapitalization, merger, consolidation, combination, exchange of shares or other similar capital change, the number of OP Units held by all the Partners shall be proportionately adjusted so that the number of Common OP Units held by the General Partner equals the number of shares of its outstanding common stock, and the number of OP Units held by the Limited Partners shall bear the same relation to the number of shares held by the General Partner after such capital change as the number of OP Units held by the Limited Partners bore to the number of shares held by the General Partner before such capital change.

(b)    If any stock or securities of the General Partner should be outstanding at any time, other than the existing class of common stock, then the provisions of Sections 4.5, 4.6 and 4.7(a) shall be applied with reference to all the General Partner’s stock and securities in such equitable manner as the General Partner may determine, in order to reflect the fact that the value of the OP Units held by the General Partner is equal to the aggregate value of the General Partner’s outstanding stock and securities.

Section 4.8	Withdrawals.
No Partner shall be entitled to withdraw any portion of its Capital Account, except by way of distributions pursuant to the provisions of this Agreement.

Section 4.9	Borrowings.
The Partnership may borrow sums for any purpose which the General Partner deems beneficial to the Partnership or the Partners from any source, including a Partner, upon such terms as the General Partner deems appropriate.
Article 5.     CAPITAL ACCOUNTS

Section 5.1	Partners’ Capital Accounts.
The Partnership shall establish and maintain a separate capital account for each Partner according to the rules of Treasury Regulation Section 1.704‑1(b)(2)(iv) (a “Capital Account”).

Section 5.2	Computation of Profits and Losses.
For purposes of computing the amount of any item of Partnership income, gain, loss or deduction to be allocated pursuant to Article 6 and to be reflected in the Capital Accounts, “Profits” and “Losses” means, for each Taxable Year, an amount equal to the Partnership’s taxable income or loss for such year, determined in accordance with Section 703(a) of the Code (including all items required to be stated separately) with the following adjustments:

(a)    The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704‑1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.
(b)    If the Book Value of any Partnership property is adjusted pursuant to clause (b) of the definition of “Book Value”, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.
(c)    Items of income, gain, loss or deduction attributable to the disposition of Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(d)    Items of depreciation, amortization and other cost recovery deductions with respect to Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704‑1(b)(2)(iv)(g).
(e)    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section  1.704‑1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).
(f)    Items of income, gain, loss and deduction of the Partnership shall be computed as if the Partnership had sold any property distributed to a Partner on the date of such distribution at a price equal to its fair market value at that date.

Article 6.     ALLOCATIONS

Section 6.1	General Allocations.
(a)    Subject to Section 6.2 and 12.2(a), Profits for any Taxable Year shall be allocated in the following order and priority:
(i)    First, to the General Partner, to the extent that Losses previously allocated to the General Partner pursuant to Section 6.1(b)(iii) below for all prior Taxable Years or other applicable periods exceed Profits previously allocated to the General Partner pursuant to this Section 6.1(a)(i) for all prior Taxable Years or other applicable periods;
(ii)    Second, to Partners holding OP Units other than Mirror A Preferred Units, to the extent that Losses previously allocated to such Partners pursuant to Section 6.1(b)(ii) below for all prior Taxable Years or other applicable periods exceed Profits previously allocated to such Partners pursuant to this Section 6.1(a)(ii) for all prior Taxable Years or other applicable periods; and
(iii)    Third, with respect to OP Units other than Mirror A Preferred Units, pro rata in proportion to the number of OP Units other than Mirror A Preferred Units held by each such Partner as of the last day of the period for which such allocation is being made; provided, however, that the Profits allocated to any Preferred OP Units, Series A-1 Preferred Units, Series B-3 Preferred Units and Series A-3 Preferred Units pursuant to this Section 6.1(a)(iii) for any calendar year shall not exceed the amount of Preferred Dividends, Series A-1 Priority Return, Series B-3 Priority Return and Series A-3 Priority Return, respectively, thereon for that calendar year, and any such excess Profits remaining after the application of such limitation shall be allocated to the holders of the Common OP Units, pro rata.

(b)    Subject to Section 6.2, Losses for any Taxable Year shall be allocated in the following order and priority:
(i)    First, to each Partner (including the General Partner) holding OP Units other than Mirror A Preferred Units, who previously was allocated Profits pursuant to Section 6.2(a)(iii), in proportion to the amount of such Profits, until the cumulative amount of Losses so allocated are equal to the cumulative Profits allocated to such Partners for all prior periods;
(ii)    Second, to each Partner (including the General Partner) holding OP Units other than Mirror A Preferred Units, in proportion to their share of outstanding OP Units (other than the Mirror A Preferred Units), up to an amount which would cause each such Partner to have an Adjusted Capital Account Deficit;
(iii)    Third, to the General Partner.

Section 6.2	Special Allocations.
(a)    Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704‑2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704‑2(i). If there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704‑2(i)(3)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Partners in the amounts and of such character as determined according to Treasury Regulation Section 1.704‑2(i)(4). This Section 6.2(a) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704‑2(i)(4) and shall be interpreted in a manner consistent therewith.
(b)    Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704‑2(b)(1)) for any Taxable Year shall be allocated to each Partner ratably among such Partners based upon their respective holdings of OP Units. If there is a net decrease in the Minimum Gain during any Taxable Year, each Partner shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704‑2(f). This Section 6.2(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704‑2(f), and shall be interpreted in a manner consistent therewith.
(c)    If any Partner that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704‑1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 6.2(a) and 6.2(b) but before the application of any other provision of this Article 6, then Profits for such Taxable Year shall be allocated to such Partner in proportion to, and to the extent of, such

Adjusted Capital Account Deficit. This Section 6.2(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.
(d)    Losses shall not be allocated to a Partner if such allocation of Losses would cause the Partner to have an Adjusted Capital Account Deficit. Losses that cannot be allocated to a Partner shall be allocated to the other Partners; provided, however, that, if no Partner may be allocated Losses due to the limitations of this Section 6.2(d), Losses shall be allocated to the General Partner.
(e)    The allocations set forth in Sections 6.2(a) through 6.2(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704‑1(b) and 1.704‑2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to allocate Profit and Loss of the Partnership or make distributions. Accordingly, notwithstanding the other provisions of this Article 6, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Partners so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Partners to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Partners anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each such Partner is zero. In addition, if in any Taxable Year there is a decrease in partnership minimum gain, or in partner nonrecourse debt minimum gain, and application of the minimum gain chargeback requirements set forth in Section 6.2(a) or Section 6.2(b) would cause a distortion in the economic arrangement among the Partners, the General Partner may, if it does not expect that the Partnership will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirement.
(f)    Partners holding Mirror A Preferred Units shall each be allocated gross income, in proportion to their pro rata share of the number of Mirror A Preferred Units outstanding, such that, the cumulative sum of all priority allocations pursuant to this Section 6.2(f) equals (or approaches as nearly as possible) the cumulative sum of all Mirror A Priority Returns accrued for each such Partner calculated through the end of the Taxable Year (or other applicable period) to which such allocation relates.
(g)     If, and to the extent that, any Partner is deemed to recognize any item of income, gain, loss, deduction or credit as a result of any transaction between such Partner and the Partnership pursuant to Code Sections 83, 482, 483, 1272‑1274 or 7872 or any similar provision now or hereafter in effect, and the General Partner determines that any corresponding Profit or Loss of the Partnership should be allocated to the Partners who recognized such item in order to reflect the Partners’ economic interests in the Partnership, then the Partnership may so allocate such Profit or Loss.

Section 6.3	Tax Allocations.
(a)    Except as provided in Sections 6.3(b), (c) and (d), the income, gains, losses, deductions and credits of the Partnership will be allocated, for federal, state and local income tax purposes, among the Partners in accordance with the allocation of such income, gains, losses, deductions and credits among the Partners for computing their Capital Accounts; except that, if any such allocation is not permitted by the Code or other applicable law, the Partnership’s subsequent income, gains, losses, deductions and credits will be allocated among the Partners so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.
(b)    Items of Partnership taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall be allocated among the Partners in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Book Value. In making allocations pursuant to this Section 6.3(b), the General Partner shall apply, in its sole discretion, any method that may be permitted under Treasury Regulations Section 1.704-3.
(c)    If the Book Value of any Partnership asset is adjusted pursuant to the requirements of Treasury Regulation Section 1.704‑1(b)(2)(iv)(e) or (f), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).
(d)    Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Partners according to their interests in such items as determined by the General Partner taking into account the principles of Treasury Regulation Section 1.704‑1(b)(4)(ii).
(e)    Allocations pursuant to this Section 6.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, distributions or other Partnership items pursuant to any provision of this Agreement.
Article 7.     DISTRIBUTIONS

Section 7.1	Distributions by the Partnership.
The Partnership shall distribute to the Partners from time to time such cash as the General Partner determines to be available for distribution and not to be required to provide for the Partnership’s cash needs, including reasonable reserves for contingencies and provision for redemption of OP Units. Distributions may be made from any source and regardless of whether the same constitutes a return of part or all of the Partners’ capital contributions. The General Partner shall make such determination in the exercise of its reasonable business judgment. Subject to the provisions of Section 12.2, all distributions shall be made as follows:
(a)    Distributions in respect of OP Units (other than Common OP Units) shall be made at the times, in the amounts and in the priority provided in this Agreement, including, without limitation, Sections 16.1, 17.3, 18.3, 19.2 and 20.3 of this Agreement.
(b)    All remaining distributions shall be made to the Partners in proportion to their respective Common OP Units on record dates established by the General Partner for each distribution; provided, however, that the distribution as of any record date in respect of a Common OP Unit issued after the prior record date shall be a prorated portion of the full distribution, based on the proportion of the interval between record dates that the Common OP Unit was outstanding.

Section 7.2	Requirement of Distributions by the General Partner.
The Limited Partners acknowledge that the General Partner is required to distribute to its shareholders a specified percentage of its share of the Partnership’s taxable income for federal income tax purposes, in order to maintain its status as a REIT under the Code. If the Partnership does not have sufficient funds on hand to fund a distribution to the Partners which will provide the General Partner with sufficient funds to make the required distribution to its shareholders in a timely manner, as estimated by the General Partner, the General Partner may cause the Partnership to take such action as it deems appropriate in order to raise the necessary funds, including (but not limited to) borrowing money and disposing of assets, which funds shall be distributed as provided in Section 7.1(b).
Article 8.     MANAGEMENT AND OPERATIONS OF BUSINESS

Section 8.1	Management.
(a)    Subject to the other provisions of this Article 8, the General Partner shall manage and have complete control over the conduct of Partnership affairs, shall have full power to act for and to bind the Partnership to the extent provided by applicable law, and shall have the authority, on behalf of the Partnership, to do all things appropriate to the accomplishment of the purposes of the Partnership, including (but not limited to):
(i)    filing the Certificate of Limited Partnership with the Department and any amendments thereto which it may deem appropriate in order to reflect any action by the Partnership or the Partners which has been taken as permitted by this Agreement;

(ii)    managing, operating and leasing the properties owned by the Partnership and conducting any business activities associated therewith;
(iii)    acquiring, holding and selling or otherwise disposing of real and personal property;
(iv)    organizing and acquiring an interest in corporations, partnerships or other entities which own manufactured housing and/or recreational vehicle properties and related assets directly or through one or more other entities and exercising all rights and powers, and performing all obligations, incident thereto;
(v)    obtaining financing and refinancing and borrowing money for Partnership purposes, guaranteeing the obligations of entities in which the Partnership has an interest, giving security for such borrowings and guaranties, and mortgaging or granting a security interest in any Partnership property;
(vi)    employing managers, leasing representatives, maintenance personnel, consultants, attorneys, accountants and other employees, independent contractors and agents;
(vii)    investing and reinvesting Partnership funds;
(viii)    executing contracts, leases, notes, mortgages, security agreements, loan documents, deeds and other writings, upon such terms as it deems appropriate;
(ix)    in general, managing the business and affairs of the Partnership; and
(x)    doing such other acts as may facilitate the General Partner’s exercise of its powers hereunder or as the General Partner may deem appropriate to the accomplishment of the purposes of the Partnership.
(b)    Every contract, note, mortgage, lease, deed or other instrument executed by the General Partner appearing to be such from the Certificate of Limited Partnership, shall be conclusive evidence that at the time of execution, this Partnership was then in existence, that this Agreement had not theretofore been terminated or amended in any manner not disclosed in the Certificate of Limited Partnership and that the execution and delivery of such instrument was duly authorized by the Partners.

Section 8.2	Self‑Dealing.
Any Partner and any affiliate of a Partner may deal with the Partnership, directly or indirectly, as vendor, purchaser, employee, agent or otherwise; provided, however, that the terms of such arrangement are not less favorable to the Partnership than independent third party arrangements. No contract or other act of the Partnership shall be voidable or affected in any manner by the fact that a Partner or its affiliate is directly or indirectly interested in such contract or other act apart from its interest as a Partner, nor shall any Partner or its affiliate be accountable to the Partnership or the other Partners in respect of any profits directly or indirectly realized by him by reason of such contract or other act, and such interested Partner shall be eligible to vote or take any other action as a Partner in respect of such contract or other act as it would be entitled were it or its affiliate not interested therein.

Section 8.3	Services; Compensation.
The General Partner shall receive no compensation for acting as General Partner, but it or its affiliates may receive reasonable and competitive compensation for any specific services rendered to the Partnership and may be reimbursed for any Partnership expenses paid or advanced by them.

Section 8.4	Limitation of General Partner’s Liability.
(a)    The General Partner and its directors and officers shall have no liability to the Partnership or to any Partner for any act or omission, except for its own fraud, intentional breach of fiduciary duty of this Agreement, or gross negligence.
(b)    The Partnership (i) shall indemnify the General Partner and its directors and officers against any losses, judgments, liabilities, expenses and amounts paid in settlement of claims, which are incurred or paid in connection with the Partnership or its business or affairs, unless the same results from the fraud, intentional breach of fiduciary duty of this Agreement, or gross negligence of the party claiming indemnification, and (ii) shall pay or reimburse the General Partner for any reimbursement obligation relating to the Partnership or its business or affairs, which is owed by the General Partner to its directors, officers or employees pursuant to its Charter or By-Laws or by contract. The provisions of this Section 8.4(b) are in addition to any other right of indemnification which any party may otherwise have.
(c)    The General Partner shall not be personally liable to return any Limited Partner’s capital contribution.

Section 8.5	Tax Matters Partner.
The General Partner shall serve as the Partnership’s Tax Matters Partner for purposes of Chapter 63C of Subtitle F of the Code and shall have the powers and duties provided for therein and in the regulations thereunder.

Section 8.6	Power of Attorney.
Each Limited Partner irrevocably appoints the General Partner and any corporate officer of the General Partner as such Limited Partner’s attorney-in-fact, with full power of substitution, on its behalf and in its stead to execute, swear to and file the Certificate of Limited Partnership, any amendment or cancellation thereof and any other instrument which may be appropriate to effect any action by or on behalf of the Partnership or the Partners which has been taken as provided in this Agreement, including, but not limited to, amending Exhibit A hereto to reflect any changes in the number of OP Units held by such Limited Partner. This power of attorney is coupled with an interest and shall be irrevocable.

Section 8.7	Other Activities of General Partner.
The General Partner shall devote its full time and attention to the affairs of the Partnership and entities in which the Partnership has an interest, and shall not engage in any active business activity other than the business of the Partnership. This provision shall not preclude the General

Partner from investing its funds in passive investments. The restrictions of this Section 8.7 shall not apply to any Limited Partner or any director, officer, employee or shareholder of the General Partner, or any of their affiliates, who (subject to any other restrictions which may be applicable to them) shall be free to engage in any business activity, whether or not competitive with the business of the Partnership.
Article 9.     RIGHTS AND OBLIGATIONS OF PARTNERS

Section 9.1	Limited Partners.
The Limited Partners shall be limited partners within the meaning of the Partnership Act. The Limited Partners as such shall not be bound by the obligations of the Partnership and shall not be obligated to make contributions to the Partnership in excess of the amounts provided for in this Agreement. The Limited Partners shall not be entitled to participate in the management and control of the Partnership and shall have no authority to act for or bind the Partnership.

Section 9.2	General Partner.
(a)    The General Partner shall be the sole general partner within the meaning of the Partnership Act. Subject to the other provisions of this Agreement, the General Partner shall have all the rights, powers, liabilities and restrictions of a partner in a partnership without limited partners.
(b)    The General Partner shall not voluntarily withdraw from the Partnership or voluntarily dissolve or terminate its existence, prior to termination of the Partnership. The voluntary dissolution or termination of existence of the General Partner shall be deemed to be a withdrawal from the Partnership in violation of this Agreement. If the General Partner ceases to be a General Partner by reason of the occurrence of an event of withdrawal within the meaning of Section 402 of the Partnership Act, the General Partner shall not be entitled to receive the value of its interest in the Partnership, but it (or its successor in interest) shall receive those allocations and distributions to which it would have been entitled had the event of withdrawal not occurred, whether or not the Partnership is reconstituted and continued as provided in Section 2.4(b)(iii), subject, however, to the provisions of Section 602 of the Partnership Act.

Section 9.3	Additional Partners.
Additional Partners may be admitted to the Partnership from time to time if they acquire additional OP Units issued pursuant to Section 4.5. Assignees of OP Units may be admitted to the Partnership as substitute Partners pursuant to Article 11 of this Agreement.
Article 10.     BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 10.1	Records and Accounting.
The General Partner shall keep true and complete books of account and records of all Partnership transactions. The books of account and records shall be kept at the office of the Partnership designated in Section 2.3 of this Agreement. The Partnership shall maintain at such office books of account and records including: (i) a list of names and addresses of all Partners and other investors in the Partnership; (ii) a copy of the Certificate of Limited Partnership together with executed copies of all powers of attorney pursuant to which the Certificate of Limited Partnership has been executed; (iii) copies of the Partnership’s federal, state and local income tax returns and reports for the three most recent years; (iv) copies of the Partnership’s effective Partnership Agreement; and (v) copies of the financial statements of the Partnership for the three most recent years. Such Partnership records shall be available to any Partner or its designated representative during ordinary business hours at the reasonable request and expense of such Partner.

Section 10.2	Copy of Certificate of Limited Partnership.
The General Partner shall not be required to deliver or mail a copy of the Certificate of Limited Partnership to any Partner except upon such Partner’s written request.

Section 10.3	Right to Inspect.
Each Limited Partner or its designated representative may inspect the books and records of the Partnership at any reasonable time for proper purposes.

Section 10.4	Financial Statements.
The Partnership shall provide all Limited Partners with annual balance sheets and income statements. Such balance sheets and income statements need not be audited unless the holders of a majority of the Common OP Units so request, in which event the cost of the audit shall be paid by the Partnership.
Article 11.     TRANSFERABILITY OF INTERESTS

Section 11.1	In General.
Subject to Section 11.3, a Limited Partner may Transfer any part or all of its OP Units, but such Transfer shall not entitle the transferee to be substituted as a Partner, and the transferor shall remain a Partner and shall remain liable to the Partnership and the Partners as if such Transfer had not occurred. The General Partner may not Transfer its OP Units.

Section 11.2	Rights of Transferees.
A transferee of OP Units shall not be admitted as a General Partner unless the holders of a majority of the Common OP Units consent in writing. A transferee shall not be admitted as a Limited Partner unless the General Partner consents in writing. If the General Partner does consent, then the transferor shall no longer be treated as a Partner. Any such consent may be given or withheld at the sole discretion of those Partners whose consent is required. As a condition of such consent, the General Partner may require a substitute Partner to pay the legal and other costs incurred by the Partnership in effecting its admission. A transferee who does not become a substitute Partner shall have no rights hereunder except to receive any allocations and distributions which (but for the Transfer) would have been made to the transferor. No Transfer of OP Units shall be effective with respect to the Partnership until written notice thereof to the Partnership.

Section 11.3	Restrictions on Transfers.
(a)    Notwithstanding the other provisions of this Agreement:
(i)    No Partner shall Transfer any OP Units unless the transferee agrees, in a writing delivered to and enforceable by the Partnership, to be bound by the provisions of this Agreement as if it were a Partner.
(ii)    No Partner shall Transfer any OP Units without the prior written consent of the General Partner if the effect of the Transfer would be to terminate the Partnership within the meaning of Section 708(b) of the Code.
(iii)    No Partner shall Transfer any OP Units if such Transfer would violate any applicable state or federal securities law.
(iv)    No Partner shall Transfer any OP Units without an opinion of counsel in form and substance satisfactory to counsel for the Partnership that registration is not required under the Securities Act of 1933, as amended, or any applicable state securities law, unless the General Partner in its sole discretion waives such requirement.
(v)    No Partner shall Transfer its interest in the Partnership if the Transfer could, in the sole and absolute discretion of the General Partner, be treated as effectuated through an “established securities market” or a “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code or such Transfer could cause the Partnership to become a “Publicly Traded Partnership” as such term is defined in Sections 469(k) or 7704(b) of the Code. Upon written confirmation from any Partner whose request to Transfer its interest in the Partnership is restricted by the preceding sentence, the General Partner shall use its commercially reasonable efforts to effectuate the Transfer requested by such Partner as soon as practicable after the restrictions in the preceding sentence are no longer applicable.
(b)    The Partners acknowledge that the OP Units have not been registered under any state or federal securities laws or regulations and agree that such interests will not be transferred without registration under such laws or regulations or exemption therefrom.
Article 12.     LIQUIDATION

Section 12.1	Liquidation of Partnership.
(a)    Upon termination of the Partnership, the General Partner shall conclude the affairs of the Partnership. If there is no General Partner, the Partnership affairs shall be concluded by a trustee selected in writing by the holders of a majority of the Common OP Units. The assets of the Partnership may be liquidated or distributed in kind, as determined by the General Partner or the trustee, and the same shall be applied as provided in Article 7, subject, however, to the provisions of Section 12.2.

(b)    To the extent that Partnership assets cannot either be sold without undue loss or be readily divided for distribution in kind to the Partners, then the Partnership may, as determined by the General Partner or Trustee, convey those assets to a trust or other suitable holding entity established for the benefit of the Partners in order to permit the assets to be sold without undue loss and the proceeds thereof distributed to the Partners at a future date. The legal form of the holding entity, the identity of the trustee or other fiduciary, and the terms of its governing instrument shall be determined by the General Partner, or if there is no General Partner, by the holders of a majority of the Common OP Units.
(c)    If any Partnership assets are sold on an installment basis, any principal or interest distributable by the Partnership from such sale shall be distributed to the Partners as if undivided interests in the instrument evidencing such installment obligation had been distributed to the Partners in kind, as provided in Section (b) above.

Section 12.2	Liquidating Distributions; Restoration of Capital Account Deficits.
Upon the liquidation of the Partnership or any Partner’s interest in the Partnership, within the meaning of the Treasury Regulations:
(a)    The Capital Accounts of the holders of the OP Units shall be adjusted to reflect the manner in which any unrealized income, gain, loss and deduction inherent in the Partnership’s property, which has not previously been reflected in the Partners’ Capital Accounts, would be allocated among the Partners if there were a taxable disposition of such property at fair market value on the date of distribution. Any resulting increase in the Partners’ Capital Accounts shall be allocated, subject to Section 6.2: (i) first to the holders of the Preferred OP Units and Series A-1 Preferred Units in proportions and amounts sufficient to bring their respective Capital Account balances up to the amount of the Issue Prices of their respective Preferred OP Units and Series A-1 Preferred Units plus accrued and unpaid Preferred Dividends and Series A-1 Priority Return, as the case may be, thereon; (ii) second to the holders of the Series B-3 Preferred Units in proportions and amounts sufficient to bring their respective Capital Account balances up to the amount of the Issue Price of the Series B-3 Preferred Units plus accrued and unpaid Series B-3 Priority Return thereon; (iii) third to the holders of the Series A-3 Preferred Units in proportions and amounts sufficient to bring their respective Capital Account balances up to the amount of the Issue Price of the Series A-3 Preferred Units plus accrued and unpaid Series A-3 Priority Return thereon and (iv) fourth (if any) to the Common OP Units. Any resulting decrease in the Partners’ Capital Accounts shall be allocated as set forth in Section 6.1(a).
(b)    After giving effect to the allocations in Section 12.2(a), liquidating distributions shall be made in accordance with the positive Capital Account balances of the Partners.
(c)    If the General Partner has a deficit balance in its Capital Account following the liquidation of the Partnership or its interest in the Partnership, as determined after taking into account all Capital Account adjustments for the current year (other than those made pursuant to this Section 12.2), the General Partner shall be unconditionally obligated to restore the amount of such deficit balance to the Partnership within 90 days after the date of such liquidation, or by the end of the Partnership’s taxable year in which the liquidation occurs, whichever is later. The amount restored shall, upon liquidation of the Partnership, be paid to creditors of the Partnership or distributed to other Partners in accordance with their positive Capital Account balances. No Limited Partner shall be obligated to restore a deficit in its Capital Account upon liquidation of the Partnership or its interest in the Partnership, although this sentence shall not be construed as limiting a Limited Partner’s obligation to make capital contributions as provided elsewhere in this Agreement.
Article 13.     AMENDMENTS
This Agreement may be amended by the holders of a majority of the Common OP Units. In addition, Exhibit A may be amended from time to time by the General Partner to reflect the issuance, redemption or Transfer of OP Units or any other change in the Partners or the OP Units. Any amendment made pursuant to this Section may be made effective as of any prospective date.
Article 14.     MISCELLANEOUS PROVISIONS

Section 14.1	Bank Accounts and Investment of Funds.
All funds of the Partnership shall be deposited in its name in such checking accounts, savings accounts, time deposits, or certificates of deposit or shall be invested in such other manner, as shall be designated by the General Partner from time to time. Withdrawals shall be made upon such signature or signatures as the General Partner may designate.

Section 14.2	Accounting Decisions.
All decisions as to accounting matters shall be made by the General Partner in accordance with the accounting principles provided for in this Agreement, consistently applied. Such decisions shall be acceptable to the accountants or attorneys retained by the Partnership, and the General Partner may rely upon the advice of the accountants or attorneys as to whether such decisions are in accordance with such accounting principles.

Section 14.3	Federal Income Tax Elections.
The Partnership shall make all federal income tax elections in such manner as the General Partner determines to be in the best interest of the Partners upon the advice of the attorneys or accountants retained by the Partnership. The General Partner may elect to compute depreciation and to make other calculations for federal income tax purposes in the same manner as such calculations are made in its financial reports to its shareholders.

Section 14.4	Meetings of Partnership.
The General Partner shall promptly call an informational meeting of all Limited Partners upon request by the holders of 25% or more of the issued and outstanding Common OP Units (on a fully diluted and as converted and exchanged basis) who are unaffiliated with the General Partner or its affiliates.

Section 14.5	Entire Agreement.
This Agreement supersedes the Second Amended and Restated Agreement, and constitutes the entire agreement between the parties with respect to the subject matter hereof and may be modified only as provided herein, except that the provisions of any Subscription Agreement or Contribution Agreement pursuant to which any Limited Partner subscribed for its interest in the Partnership shall continue in full force and effect. No representations or oral or implied agreements have been made by any party hereto or its agent, and no party hereto relies upon any representation or agreement not set forth herein.

Section 14.6	Notices, Etc.
Any notice, writing, or other matter, and any distribution, to be delivered hereunder shall be deemed delivered when deposited in the United States mail with postage prepaid and addressed to the Partnership at the Partnership’s principal offices, to a Partner at its address as set forth in Exhibit A and to a transferee of a Partner at its address as set forth in the notice of transfer; provided, that a person may change its address by written notice to the Partnership.

Section 14.7	Consent of Limited Partners.
Various provisions of this Agreement require or permit the consent, agreement, approval or disapproval, written or otherwise, of the Limited Partners. In any such case, the General Partner shall give all Limited Partners written notice of the action, event or agreement, and if such notice expressly so states, then if the Limited Partner does not indicate its disapproval by written notice to the General Partner within the period of time (not less than 15 days after mailing of the notice) specified in the notice, such Partner shall be deemed to have given its written consent, approval or agreement.

Section 14.8	Further Execution.
Upon request of the General Partner from time to time, the Partners shall execute and swear to or acknowledge any amended Certificate of Limited Partnership and any other writing which may be required by any rule or law or which may be appropriate to the effecting of any action by or on behalf of the Partnership or the Partners which has been taken in accordance with the provisions of this Agreement.

Section 14.9	Submission to Michigan Jurisdiction.
During such time as any Limited Partner is not domiciled within the State of Michigan, such Limited Partner irrevocably designates the General Partner as its agent to accept service of process in any action or proceeding brought by the Partnership or any party to this Agreement (but not any third party unless such Limited Partner is impleaded by the Partnership or a party to this Agreement) against the Limited Partner and arising out of this Agreement or any breach thereof. The above designations shall not be revoked by the act, death or incapacity of any Limited Partner and shall bind such Partner’s heirs, personal representatives, successors and assigns. All Limited Partners consent to the jurisdiction of the courts and administrative agencies of the State of Michigan and its political subdivisions in any action or proceeding.

Section 14.10	Benefits.
This Agreement shall inure to the benefit of and shall bind the parties hereto, their successors and permitted assigns. None of the provisions of this Agreement shall be construed as for the benefit of or as enforceable by any creditor of the Partnership or the Partners or any other person not a party to this Agreement.

Section 14.11	Severability.
The invalidity or unenforceability of any provision of this Agreement in a particular respect shall not affect the validity and enforceability of any other provision of this Agreement or of the same provision in any other respect.

Section 14.12	Captions.
All captions are for convenience only, do not form a substantive part of this Agreement and shall not restrict or enlarge any substantive provisions of this Agreement.

Section 14.13	Gender.
As used in this Agreement, the masculine, feminine and neuter gender shall be interchangeable.

Section 14.14	Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one instrument. The General Partner shall have custody of counterparts executed in the aggregate by all Partners.

Section 14.15	Michigan Law to Control.
This Agreement shall be construed and enforced in accordance with Michigan law.
Article 15.     RIGHTS PLAN

In the event the holders of the General Partner’s common stock become entitled to purchase additional shares of common stock at a discount, become entitled to a distribution of such common stock, or become vested with any other rights pursuant to the terms of that certain Rights Agreement, dated as of June 2, 2008, between the General Partner and Computershare Trust Company, N.A. (the “Rights Agreement”), each holder of a Common OP Unit shall be granted rights such that each holder of a Common OP Unit receives rights substantially identical to that received by a holder of a share of the General Partner’s common stock pursuant to the Rights Agreement.
Article 16.     PREFERRED OP UNITS
Section 16.1     Dividends.
The holders of the Preferred OP Units shall be entitled to receive, from funds which the General Partner determines to be available for distribution as provided in Section 7.1, dividends (“Preferred Dividends”) per Preferred OP Unit at the annual rate (the “Annual Preferred Rate”) equal to the 10-year United States Treasury bond yield in effect on January 2nd of such calendar year (as reported by Bloomberg L.P. and its successors or, if Bloomberg L.P. and its successors no longer report such yield, then as reported by any other comparable service that reports such yield) plus 239 basis points; provided, however, that the Annual Preferred Rate shall not be less than 6.5% nor more than 9%. Preferred Dividends for each year shall accrue in equal installments, on each record date for the payment of quarterly distributions to holders of Common OP Units, and shall be paid when such quarterly distributions are paid to Common OP Units holders of record as of the accrual date; provided, however, that:
(a)    if the payment date for distributions to Common OP Unit holders is more than twenty (20) days after the record date, the Preferred Dividends shall be paid on or before the twentieth (20th) day following the record date,
(b)    if distributions to holders of Common OP Units are made less frequently than quarterly, then Preferred Dividends shall accrue on each March 31, June 30, September 30 and December 31 and shall be paid within ten (10) days thereafter to holders of record as of the accrual date, and
(c)    if distributions to holders of Common OP Units are made more frequently than quarterly, the Preferred Dividends shall accrue at the same frequency that distributions are made to holders of Common OP Units, and
(d)    the Preferred Dividend installment payable on the first Preferred Dividend Accrual Date after issuance of a Preferred OP Unit shall be a prorated portion of the regular dividend based on the number of days elapsed from the date of issuance to the Preferred Dividend Accrual Date. Each date upon which Preferred Dividends accrue is referred to as a “Preferred Dividend Accrual Date”. Each date upon which Preferred Dividends become payable is referred to as a “Preferred Dividend Payment Date”.

Section 16.2	Conversion Rights.

The holders of the Preferred OP Units shall be entitled to convert part or all of such Preferred OP Units into Common OP Units by delivering written notice of such conversion (a “Conversion Notice”) to the General Partner at any time prior to January 1, 2024 (the date that the holders of the Preferred OP Units deliver a Conversion Notice shall hereinafter be referred to as a “Conversion Date”). The terms of the conversion shall be as follows:
(a)    Preferred OP Units may be converted only in multiples of One Hundred (100) unless the holder elects to convert all its Preferred OP Units.
(b)    Subject to the receipt by the General Partner of a timely Conversion Notice, the conversion shall be effective as of the close of business on the applicable Conversion Date. The holder of the converted Preferred OP Units shall be deemed to have surrendered the same to the Partnership, and the Partnership shall be deemed to have issued Common OP Units to such holder, at the close of business on such Conversion Date.
(c)    If the Issue Price of each Common OP Unit issued upon the conversion is $68.00 or less, the holder shall be entitled to receive, for each Preferred OP Unit surrendered, 0.397 Common OP Units. If the Issue Price of each Common OP Unit is greater than $68.00, then the holder shall be entitled to receive, for each Preferred OP Unit surrendered, a fraction of a full Common OP Unit of which (i) the numerator is (A) $27.00 plus (B) twenty-five percent (25%) of the amount (if any) by which the per-unit Issue Price of the Common OP Units exceeds $68.00, and (ii) the denominator is the per-unit Issue Price of the Common OP Units.
(d)    On the next Preferred Dividend Accrual Date, the holder shall be entitled to a Preferred Dividend in an amount equal to a prorated portion of the regular Preferred Dividend based on the number of days elapsed from the prior Preferred Dividend Accrual Date to the Conversion Date.
(e)    In the event that the holders of Common OP Units receive or surrender any Common OP Units or other securities of or interests in the Partnership pursuant to any Common OP Unit split, combination, dividend or exchange, or pursuant to any recapitalization, merger, consolidation, combination, exchange of shares or other similar capital change, then upon the conversion each holder of Preferred OP Units shall be entitled to receive, in lieu of or in addition to receiving Common OP Units, the number and class of securities which it would have held on the Conversion Date if it had originally acquired a number of Common OP Units equal to the number of Preferred OP Units to be converted, instead of such Preferred OP Units.

Section 16.3	Consensual Redemption.
The Partnership may redeem any part or all of the Preferred OP Units from time to time as determined by the General Partner, with the written consent of the holder of the Preferred OP Units to be redeemed, provided that no such consensual redemption of fewer than all of the Preferred OP Units shall be made while any accrued Preferred Dividends remain unpaid unless all such accrued dividends are paid simultaneously with such redemption.

Section 16.4	Mandatory Redemption.
The Partnership shall redeem Preferred OP Units five (5) Business Days after written demand of the holder during the existence of any POPU Default provided that the POPU Default is not cured within such period. The Partnership shall redeem the Preferred OP Units with respect to which a Conversion Notice was not received in accordance with the requirements set forth in Section 16.2 above on January 2, 2024.

Section 16.5	Redemption Payment.
Upon redemption of a Preferred OP Unit the holder shall be entitled to receive a redemption payment equal to the Issue Price of such Preferred OP Unit plus all unpaid Preferred Dividends thereon accrued and prorated to the time that the redemption payment is made as if such date were a Preferred Dividend Accrual Date.

Section 16.6	Method of Payment.
All payments in respect of the Preferred OP Units shall be made in good United States funds by ordinary bank check mailed to the holder at its address as set forth in the Partnership’s records. Payment shall be effective upon deposit of the check in the mail with postage prepaid, for all purposes of this Agreement, and the holders of the Preferred OP Units hereby assume the risk of non-delivery. If a check is lost in the mail or in any other manner, the holder shall be entitled to a replacement check upon execution and delivery of an indemnity agreement, in form satisfactory to the General Partner, whereby the holder indemnifies the Partnership against any claim for payment of the replaced check.

Section 16.7	Restrictions on Subordination.
The Partnership shall not permit to be outstanding any OP Units or other equity securities which are not junior to the Preferred OP Units, without the written consent of the holders of a majority of the Preferred OP Units.
Section 16.8     Default Provisions.
The following default provisions shall apply in respect of the Preferred OP Units:
(a)    If the Partnership fails to pay any Preferred Dividend installment upon the Preferred Dividend Payment Date, the holders shall be entitled to a late payment premium equal to two percent (2%) of the defaulted payment. If the Partnership fails to pay any Preferred Dividend installment within ten (10) days after the Preferred Dividend Payment Date, Preferred Dividends shall accrue at the rate of $2.70 per Preferred OP Unit annually, retroactively from the Preferred Dividend Payment Date until such installment is paid.
(b)    The occurrence of any of the following shall constitute a “POPU Default”:
(i)    The Partnership’s failure to pay any Preferred Dividend installment within twenty (20) days after the applicable Preferred Dividend Payment Date;

(ii)    The Partnership’s failure to pay any redemption payment when due; or
(iii)    Any other default in the performance of the Partnership’s or the General Partner’s obligations to the holders of the Preferred OP Units under this Article 16 which is not cured within thirty (30) days after written demand by any holder of Preferred OP Units.
(c)    Upon the occurrence of a POPU Default the holders of the Preferred OP Units shall have the rights provided for in Section 16.4 in addition to any other rights provided by this Agreement or by applicable law. During the existence of the POPU Default, Preferred Dividends shall accrue at the rate of $2.70 per Preferred OP Unit annually. If any holder of Preferred OP Units commences any legal action against the Partnership or the General Partner to enforce its rights under this Article 16, the prevailing party shall be entitled to recover the costs incurred in connection therewith, including reasonable attorney fees.
Article 17.     SERIES B-3 PREFERRED UNITS

Section 17.1	Definitions.
The term “Series B-3 Parity Preferred Units” shall mean any class or series of OP Units of the Partnership now or hereafter authorized, issued or outstanding and expressly designated by the Partnership to rank on parity with the Series B-3 Preferred Units with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership. The term “Series B-3 Priority Return” shall mean an amount equal to 8.0% per annum (determined on the basis of a 365 day year), of the stated amount of $100.00 per Series B-3 Preferred Unit multiplied by the number of outstanding Series B-3 Preferred Units, cumulative to the extent not distributed for any given distribution period pursuant to Section 7.1 hereof.
Section 17.2     Designation and Number.
A series of OP Units in the Partnership designated as the Series B-3 Preferred Units (“Series B-3 Preferred Units”) is hereby established. The number of authorized Series B-3 Preferred Units shall be 151,650.

Section 17.3	Distributions.
(a)    Payment of Distributions.
(i)    Subject to the rights of holders of Mirror A Preferred Units, Mirror A Parity Preferred Units, Preferred OP Units, Series A-1 Preferred Units, Series A-1 Parity Preferred Units, Series B-3 Parity Preferred Units and all other classes or series of OP Units (now existing or hereafter issued), the terms of which specifically provide that such OP Units rank senior to or on parity with the Series B-3 Preferred Units with respect to rights to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution or winding up of the Partnership, holders of Series B-3 Preferred Units shall be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of the Partnership’s available cash, the Series B-3 Priority Return.
(ii)    All distributions shall be cumulative, shall accrue from the original date of issuance and will be payable (i) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence) in arrears, on March 31, June 30, September 30 and December 31 of each year, and (ii) in the event of a redemption of the Series B-3 Preferred Units, on the redemption date (each a “Series B-3 Preferred Unit Distribution Payment Date”). The amount of the distribution payable for any period will be computed on the basis of a 365-day year and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed based on the ratio of the actual number of days elapsed in such period to the actual number of days in such quarterly period. If any date on which distributions are to be made on the Series B-3 Preferred Units is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series B-3 Preferred Units will be made to the holders of record of the Series B-3 Preferred Units on the relevant record dates to be fixed by the Partnership acting through the General Partner, which record dates shall in no event exceed fifteen (15) Business Days prior to the relevant Series B-3 Preferred Unit Distribution Payment Date.
(b)    Distributions Cumulative. Distributions on the Series B-3 Preferred Units will accrue whether or not the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness at any time prohibit the declaration, setting aside for payment or current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series B-3 Preferred Units will accumulate as of the Series B-3 Preferred Unit Distribution Payment Date on which they first become payable. Distributions on account of arrears for any past distribution periods may be declared and paid at any time, without reference to a regular Series B-3 Preferred Unit Distribution Payment Date to holders of record of the Series B-3 Preferred Units on the record date fixed by the Partnership acting through the General Partner which date shall not exceed fifteen (15) Business Days prior to the payment date. Accumulated and unpaid distributions will not bear interest.
(c)    Priority as to Distributions.
(i)    So long as any Series B-3 Preferred Units are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of OP Units (now existing or hereafter issued)

the terms of which specifically provide that such OP Units rank junior to the Series B-3 Preferred Units with respect to rights to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution and winding up of the Partnership (collectively, “Series B-3 Junior Units”), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series B-3 Preferred Units, any Series B-3 Parity Preferred Units or any Series B-3 Junior Units, unless, in each case, all distributions accumulated on all Series B-3 Preferred Units and all classes and series of outstanding Series B-3 Parity Preferred Units have been paid in full. The foregoing sentence will not prohibit:

A.
distributions payable solely in OP Units ranking junior to the Series B-3 Preferred Units as to the payment of distributions and rights upon a voluntary or involuntary liquidation, dissolution or winding-up of the Partnership;

B.
the conversion of Series B-3 Junior Units or Series B-3 Parity Preferred Units into OP Units of the Partnership ranking junior to the Series B-3 Preferred Units as to distributions and rights upon a voluntary or involuntary liquidation, dissolution or winding-up of the Partnership; or

C.
the redemption of OP Units corresponding to any Junior Stock (as defined in the Series A Articles Supplementary) to be purchased by the General Partner pursuant to Article VII of the Charter to preserve the General Partner’s status as a REIT, provided that such redemption shall be upon the same terms as the corresponding purchase pursuant to Article VII of the Charter.

(ii)    So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for immediate payment) upon the Series B-3 Preferred Units, all distributions authorized and declared on the Series B-3 Preferred Units and all classes or series of outstanding Series B-3 Parity Preferred Units, shall be authorized and declared so that the amount of distributions authorized and declared per Series B-3 Preferred Unit and such other classes or series of Series B-3 Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series B-3 Preferred Unit and such other classes or series of Series B-3 Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Series B-3 Parity Preferred Units do not have cumulative distribution rights) bear to each other.
(iii)    The Series B-3 Preferred Units and any Series B-3 Parity Preferred Units shall be deemed to be “Series A-1 Junior Units” as defined in Section 18.3(c)(i) hereof, and so long as any Mirror A Preferred Units, Mirror A Parity Preferred Units, Preferred OP Units, Series A-1 Preferred Units, Series A-1 Parity Preferred Units or any other class or series of OP Units (now existing or hereafter issued), which rank senior to the Series B-3 Preferred Units with respect to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution and winding up of the Partnership, are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to the Series B-3 Preferred Units or any Series B-3 Parity Preferred Units, nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series B-3 Preferred Units or Series B-3 Parity Preferred Units unless, in each case, all distributions accumulated on all Mirror A Preferred Units, Preferred OP Units, Series A-1 Preferred Units, Series A-1 Parity Preferred Units, or any other classes or series of OP Units (now existing or hereafter issued), which rank senior to the Series B-3 Preferred Units with respect to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution and winding up of the Partnership, have been paid in full.
(d)    Distributions on OP Units held by General Partner. Notwithstanding anything to the contrary herein, distributions on OP Units held by the General Partner may be made, without preserving the priority of distributions described in Section 17.3(c)(i) and (ii), but only to the extent such distributions are required to preserve the REIT status of the General Partner.
(e)    No Further Rights. Holders of Series B -3 Preferred Units shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

Section 17.4	Liquidation Proceeds.
(a)    Notice. Written notice of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series B-3 Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.
(b)    No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled pursuant to Section 12.2 hereof, the holders of Series B-3 Preferred Units will have no right or claim to any of the remaining assets of the Partnership.
(c)    Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the General Partner to, or the consolidation or merger or other business combination of the Partnership with or into, any corporation, trust, partnership, limited liability company or other entity (or of any corporation, trust, partnership, limited liability company or other entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.

Section 17.5	Redemption.
(a)    Mandatory Redemption. Subject to the limitations in this Section 17.5:
(i)    during the ninety (90) day period immediately following each anniversary of the applicable Series B-3 Issuance Date commencing with the tenth anniversary of the applicable Series B-3 Issuance Date and ending on the fifteenth anniversary of the applicable Series B-3 Issuance Date;
(ii)    during the sixty (60) day period immediately following the date the Partnership receives notice of the death of a Series B-3 Preferred Partner (but in no event later than six months after the date of such death); or
(iii)    at any time after the fifteenth anniversary of the Series B-3 Issuance Date, a Series B-3 Preferred Partner (in the case of clauses (i) and (iii) above) or the Series B-3 Preferred Partner’s estate or trust (in the case of clause (ii) above), may require redemption of, and the Partnership shall redeem, for cash, at the Series B-3 Redemption Price, all, but not less than all, of the requesting Series B-3 Preferred Partner’s Series B-3 Preferred Units upon not less than sixty (60) days’ prior written notice to the Partnership.
(b)    Optional Redemption. At any time after the fifteenth anniversary of the Series B-3 Issuance Date, the Partnership may redeem from any Series B-3 Preferred Partner all such Series B-3 Preferred Partner’s outstanding Series B-3 Preferred Units at the Series B-3 Redemption Price upon not less than fifteen (15) days’ prior written notice to such Series B-3 Preferred Partner.
(c)    Procedures for Redemption.
(i)    Notice of redemption will be: (A) faxed; and (B) mailed by the Series B-3 Preferred Partner, by certified mail, postage prepaid, to the Partnership so that notice is received by the Partnership within the periods set forth herein and in accordance with the provisions hereof. Any such notice shall be irrevocable.
(ii)    By 12:00 noon, New York City time, on the redemption date, the Partnership will deposit irrevocably in trust with Computershare, its transfer agent (or any successor entity, provided such entity is a third party, unrelated to the Company and the Partnership) for the benefit of the Series B-3 Preferred Partner funds sufficient to pay the Series B-3 Redemption Price and will give irrevocable instructions to such transfer agent and authority to pay such Series B-3 Redemption Price to the Series B-3 Preferred Partner upon surrender of the Series B-3 Preferred Units by the Series B-3 Preferred Partner at the place designated by the Partnership. On and after the date of redemption, distributions will cease to accumulate on the Series B-3 Preferred Units, unless the Partnership defaults in the payment of the Series B-3 Redemption Price. If any date fixed for redemption of Series B-3 Preferred Units is not a Business Day, then payment of the Series B-3 Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Series B-3 Redemption Price is improperly withheld or refused and not paid by the Partnership, distributions on such Series B-3 Preferred Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Series B-3 Redemption Price.

Section 17.6	Voting Rights.
Holders of the Series B-3 Preferred Units will not have any voting rights or right to consent to any matter requiring the consent or approval of the Limited Partners.

Section 17.7	Transfer Restrictions.
The Series B-3 Preferred Units shall be subject to the provisions of Article 11 of the Agreement.

Section 17.8	No Sinking Fund.
No sinking fund shall be established for the retirement or redemption of Series B-3 Preferred Units.
Article 18.    SERIES A-1 PREFERRED UNITS
Section 18.1    Definitions.
The term “Series A-1 Parity Preferred Units” shall mean the Preferred Units and any other class or series of OP Units of the Partnership now or hereafter authorized, issued or outstanding and expressly designated by the Partnership to rank on parity with the Series A-1 Preferred Units with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership. The term “Series A-1 Priority Return” shall mean an amount equal to 6.00% per annum (determined on the basis of a 365 day year), multiplied by the stated amount of $100 per Series A-1 Preferred Unit, multiplied by the number of outstanding Series A-1 Preferred Units, cumulative to the extent not distributed for any given distribution period pursuant to Section 7.1 hereof.
Section 18.2    Designation and Number.
A series of OP Units in the Partnership designated as the “Series A-1 Preferred Units” is hereby established. The number of authorized Series A-1 Preferred Units shall be 455,476. Notwithstanding anything to the contrary in this Agreement, the Series A-1 Preferred Units shall be pari passu with the Preferred Units with respect to distributions and allocations.

Section 18.3    Distributions.
(a)    Payment of Distributions.
(i)    Subject to the rights of holders of Mirror A Preferred Units, Mirror A Parity Preferred Units, Preferred OP Units and Series A-1 Parity Preferred Units and any other class or series of OP Units (now existing or hereafter issued) the terms of which specifically provide that such OP Units rank senior to or on parity with the Series A-1 Preferred Units with respect to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution and winding up of the Partnership, holders of Series A-1 Preferred Units shall be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of the Partnership’s available cash, the Series A-1 Priority Return.
(ii)    All distributions shall be cumulative, shall accrue from the original date of issuance and will be payable quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence) in arrears, on March 31, June 30, September 30 and December 31 of each year, (each a "Series A-1 Preferred Unit Distribution Payment Date”). The amount of the distribution payable for any period will be computed on the basis of a 365-day year and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed based on the ratio of the actual number of days elapsed in such period to the actual number of days in such quarterly period. If any date on which distributions are to be made on the Series A-1 Preferred Units is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series A-1 Preferred Units will be made to the holders of record of the Series A-1 Preferred Units on the relevant record dates to be fixed by the Partnership acting through the General Partner, which record dates shall in no event exceed fifteen (15) Business Days prior to the relevant Series A-1 Preferred Unit Distribution Payment Date.
(b)    Distributions Cumulative. Distributions on the Series A-1 Preferred Units will accrue whether or not the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness at any time prohibit the declaration, setting aside for payment or current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series A-1 Preferred Units will accumulate as of the Series A-1 Preferred Unit Distribution Payment Date on which they first become payable. Distributions on account of arrears for any past distribution periods may be declared and paid at any time, without reference to a regular Series A-1 Preferred Unit Distribution Payment Date to

holders of record of the Series A-1 Preferred Units on the record date fixed by the Partnership acting through the General Partner which date shall not exceed fifteen (15) Business Days prior to the payment date. Accumulated and unpaid distributions will not bear interest.
(c)    Priority as to Distributions.
(i)    So long as any Series A-1 Preferred Units are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of OP Units (now existing or hereafter issued) ranking junior with respect to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution and winding up of the Partnership to the Series A-1 Preferred Units (collectively, “Series A-1 Junior Units”), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series A-1 Preferred Units, any Series A-1 Parity Preferred Units or any Series A-1 Junior Units, unless, in each case, all distributions accumulated on all Series A-1 Preferred Units and all classes and series of outstanding Series A-1 Parity Preferred Units have been paid in full. The foregoing sentence will not prohibit:

A.
distributions payable solely in OP Units ranking junior to the Series A-1 Preferred Units as to the payment of distributions and rights upon a voluntary or involuntary liquidation, dissolution or winding-up of the Partnership;

B.
the conversion of Series A-1 Junior Units or Series A-1 Parity Preferred Units into OP Units of the Partnership ranking junior to the Series A-1 Preferred Units as to distributions and rights upon a voluntary or involuntary liquidation, dissolution or winding-up of the Partnership; or

C.
the redemption of OP Units corresponding to any Junior Stock (as defined in the Series A Articles Supplementary) to be purchased by the General Partner pursuant to Article VII of the Charter to preserve the General Partner’s status as a REIT, provided that such redemption shall be upon the same terms as the corresponding purchase pursuant to Article VII of the Charter.

(ii)    So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for immediate payment) upon the Series A-1 Preferred Units, all distributions authorized and declared on the Series A-1 Preferred Units and all classes or series of outstanding Series A-1 Parity Preferred Units shall be authorized and declared so that the amount of distributions authorized and declared per Series A-1 Preferred Unit and such other classes or series of Series A-1 Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series A-1 Preferred Unit and such other classes or series of Series A-1 Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Series A-1 Parity Preferred Units do not have cumulative distribution rights) bear to each other.
(d)    Distributions on OP Units held by General Partner. Notwithstanding anything to the contrary herein, distributions on OP Units held by the General Partner may be made, without preserving the priority of distributions described in Section 18.3(c)(i) and (ii), but only to the extent such distributions are required to preserve the REIT status of the General Partner.
(e)     No Further Rights. Holders of Series A-1 Preferred Units shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

Section 18.4	Liquidation Proceeds.
(a)    Notice. Written notice of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series A-1 Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.
(b)    No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled pursuant to Section 12.2 hereof, the holders of Series A-1 Preferred Units will have no right or claim to any of the remaining assets of the Partnership.
(c)    Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the General Partner to, or the consolidation or merger or other business combination of the Partnership with or into, any corporation, trust, partnership, limited liability company or other entity (or of any corporation, trust, partnership, limited liability company or other entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.
Section 18.5    Voting Rights.
Holders of the Series A-1 Preferred Units will not have any voting rights or right to consent to any matter requiring the consent or approval of the Limited Partners.
Section 18.6    Transfer Restrictions.
The Series A-1 Preferred Units shall be subject to the provisions of Article 11 of the Agreement.
Section 18.7    Exchange Rights.

(a)    Series A-1 Preferred Units. The holders of Series A-1 Preferred Units shall be entitled to exchange Series A-1 Preferred Units for shares of the General Partner’s common stock, at their option, on the following terms and subject to the following conditions:
(i)    Each holder of Series A-1 Preferred Units at its option may exchange each of its Series A-1 Preferred Units for that number of shares of the General Partner’s common stock equal to the quotient obtained by dividing $100.00 by $41.00; provided, however, that no Series A-1 Preferred Units may be exchanged on any proposed Series A-1 Exchange Date pursuant to this Section 18.7 unless at least 1,000 Series A-1 Preferred Units, in the aggregate, are exchanged by one or more holders thereof on such Series A-1 Exchange Date pursuant to Series A-1 Exchange Notices. Each holder of Series A-1 Preferred Units that has delivered a Series A-1 Exchange Notice to the General Partner may rescind such Series A-1 Exchange Notice by delivering written notice of such rescission to the General Partner prior to the Series A-1 Exchange Date specified in the applicable Series A-1 Exchange Notice.
(ii)    The exchange rate is subject to adjustment upon subdivisions, stock splits, stock dividends, combinations and reclassification of the common stock of the General Partner.
(iii)    In case the General Partner shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the General Partner's capital stock or sale of all or substantially all of the General Partner's assets), in each case as a result of which the General Partner’s common stock will be converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), each Series A-1 Preferred Unit will thereafter be convertible or exchangeable into the kind and amount of shares of capital stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares of the General Partner’s common stock or fraction thereof into which one Series A-1 Preferred Unit was convertible or exchangeable immediately prior to such transaction.
(iv)    Limitations on Exchange. Notwithstanding anything to the contrary in this Section 18.7(a):

A.
Upon tender of any Series A-1 Preferred Units to the General Partner pursuant to this Section 18.7, the General Partner may issue cash in lieu of stock to the extent necessary to prevent the recipient from violating the Ownership Limitations of Section 2 of Article VII of the Charter, or corresponding provisions of any amendment or restatement thereof;

B.
A holder of Series A-1 Preferred Units will not have the right to exchange Series A-1 Preferred Units for the General Partner’s common stock if (1) in the opinion of counsel for the General Partner, the General Partner would no longer qualify or its status would be seriously compromised as a REIT under the Code as a result of such exchange; or (2) such exchange would, in the opinion of counsel for the General Partner, constitute or be likely to constitute a violation of applicable securities laws; and

C.
The General Partner shall not be required to issue fractions of shares of common stock upon exchange of Series A-1 Preferred Units. If any fraction of a share of Common Stock would be issuable upon exchange of Series A-1 Preferred Units, the General Partner shall, in lieu of delivering such fraction of a share of common stock, make a cash payment to the exchanging holder of Series A-1 Preferred Units in an amount equal to the same fraction of the Common Stock Fair Market Value determined as of the Series A-1 Exchange Date.

(v)    Reservation of Common Stock. The General Partner shall at all times reserve and keep available a sufficient number of authorized but unissued shares of common stock to permit the exchange of all of the outstanding Series A-1 Preferred Units pursuant to this Section 18.7.
(b)    Procedure for Exchange.
(i)    Any exchange described in Section 18.7(a) above shall be exercised pursuant to a delivery of a Series A-1 Exchange Notice to the General Partner by the holder who is exercising such exchange right, by (A) fax and (B) by certified mail postage prepaid. The Series A-1 Exchange Notice and certificates, if any, representing such Series A-1 Preferred Unit to be exchanged shall be delivered to the office of the General Partner maintained for such purpose, which is currently as set forth in Section 2.3.
(ii)    Any exchange hereunder shall be effective as of the close of business on the Series A-1 Exchange Date. The holders of the exchanged Series A-1 Preferred Units shall be deemed to have surrendered the same to the General Partner, and the General Partner shall be deemed to have issued shares of common stock of the General Partner at the close of business on the Series A-1 Exchange Date.
(c)    Payment of Series A-1 Priority Return. On the Series A-1 Preferred Unit Distribution Payment Date next following each Series A-1 Exchange Date, the holders of Series A-1 Preferred Units which exchanged on such date shall be entitled to Series A-1 Priority Return in an amount equal to a prorated portion of the Series A-1 Priority Return based on the number of days elapsed from the prior Series A-1 Preferred Unit Distribution Payment Date through, but not including, the Series A-1 Exchange Date.
Section 18.8    Restrictions Included in Contribution Agreements.
Each Series A-1 Preferred Partner acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, (a) the transfer or exchange of a portion of the Series A-1 Preferred

Units are restricted by the provisions of the applicable Contribution Agreements, and (b) such Series A-1 Preferred Partner shall not transfer or exchange any Series A-1 Preferred Units in violation of any such restrictive provisions.
Section 18.9    No Sinking Fund.
No sinking fund shall be established for the retirement or redemption of Series A-1 Preferred Units.
Article 19.     MIRROR A PREFERRED UNITS
Section 19.1    Designation and Number; Issuance.
A series of OP Units of the Partnership designated as the “7.125% Series A Cumulative Redeemable Preferred Units” (the “Mirror A Preferred Units”) is hereby established. The number of Mirror A Preferred Units shall be 3,450,000 (which number may be decreased (but not below the number thereof then outstanding) from time to time by the General Partner). The Issue Price for the Mirror A Preferred Units is Twenty Five Dollars ($25.00) per unit. The Partnership issued 3,400,000 Mirror A Preferred Units to the General Partner on November 14, 2012.
Section 19.2    Distributions.
(a)    Payment of Distributions. Subject to the preferential rights of holders of any class or series of OP Units of the Partnership ranking senior to the Mirror A Preferred Units, the General Partner, as holder of the Mirror A Preferred Units, will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of the Partnership’s available cash, cumulative preferential cash distributions in an amount equal to the Mirror A Priority Return. Distributions shall accrue daily, shall accrue and be cumulative from and including November 14, 2012 and will be payable (i) quarterly dividing the Mirror A Priority Return by four (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence and not calendar quarters) in arrears on January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2013, and (ii) in the event of a redemption of Mirror A Preferred Units, on the redemption date (each a “Mirror A Preferred Unit Distribution Payment Date”). Any distribution payable on the Mirror A Preferred Units for a period that is shorter or longer than 90 days will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any Mirror A Preferred Unit Distribution Payment Date is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). The distributions payable on any Mirror A Preferred Unit Distribution Payment Date shall include distributions accrued to but not including such Mirror A Preferred Unit Distribution Payment Date.
(b)    Distributions Cumulative. Notwithstanding the foregoing, distributions on the Mirror A Preferred Units will accrue and be cumulative from November 14, 2012, whether or not the terms and provisions set forth in Section 19.2(c) at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. No interest, or sum in lieu of interest, will be payable in respect of any distribution payment or payments on Mirror A Preferred Units which may be in arrears, and the General Partner, as holder of the Mirror A Preferred Units, will not be entitled to any distributions, whether payable in cash, securities or other property, in excess of full cumulative distributions described above. Any distribution payment made on the Mirror A Preferred Units will first be credited against the earliest accrued but unpaid distribution due with respect to the Mirror A Preferred Units. No distributions on the Mirror A Preferred Units shall be authorized, declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, directly or indirectly prohibit authorization, declaration, payment or setting apart for payment or provide that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.
(c)    Priority as to Distributions.
(i)    Except as provided in Section 19.2(c)(ii) below, unless full cumulative distributions for all past Mirror A Preferred Unit Distribution Periods on the Mirror A Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment, no distributions (other than in Common OP Units or any other class or series of OP Units ranking junior to the Mirror A Preferred Units as to distributions and as to the distribution of assets upon liquidation, dissolution and winding up of the Partnership) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made on Preferred OP Units, Series A-1 Preferred Units, Series A-3 Preferred Units, Series B-3 Preferred Units, Common OP Units or any other classes or series of OP Units (now existing or hereafter issued) ranking junior to or on parity with the Mirror A Preferred Units as to distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership nor shall any Preferred OP Units, Series A-1 Preferred Units, Series A-3 Preferred Units, Series B-3 Preferred Units, Common OP Units or any other classes or series of OP Units (now existing or hereafter issued) ranking junior to or on parity with the Mirror A Preferred Units as to distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any such units) by the Partnership except:
A.    by conversion into or exchange for Common OP Units or any other classes or series of OP Units ranking junior to the Mirror A Preferred Units as to distributions and as to the distribution of assets upon liquidation, dissolution and winding up of the Partnership;
B.    by redemption, purchase or other acquisition of Common OP Units made for purposes of an incentive, benefit or share purchase plan for the General Partner, the Partnership or any of their respective subsidiaries;

C.    for redemptions, purchases or other acquisitions of OP Units by the Partnership in connection with the General Partner’s purchase of its securities for the purpose of preserving the General Partner’s qualification as a REIT for federal income tax purposes; or
D.    for any distributions by the Partnership corresponding to distributions by the General Partner required for it to maintain its status as a REIT for federal income tax purposes. With respect to the Mirror A Preferred Units, all references in this Article 19 to “past Mirror A Preferred Unit Distribution Periods” shall mean, as of any date, Mirror A Preferred Unit Distribution Periods ending on or prior to such date, and with respect to any other class or series of OP Units ranking on a parity as to distributions with the Mirror A Preferred Units, all references in this Article 19 to “past distribution periods” (and all similar references) shall mean, as of any date, distribution periods with respect to such other class or series of OP Units ending on or prior to such date.
(ii)    When full cumulative distributions for all past Mirror A Preferred Unit Distribution Periods are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Mirror A Preferred Units and when full cumulative distributions for all past distribution periods are not paid in full (or a sum sufficient for such full payment is not set apart) upon the units of any other Mirror A Parity Preferred Units ranking on a parity as to distributions with the Mirror A Preferred Units, then all distributions authorized on the Mirror A Preferred Units and any other outstanding classes or series of Mirror A Parity Preferred Units ranking on a parity as to distributions with the Mirror A Preferred Units shall be declared pro rata so that the amount of distributions authorized per unit on the Mirror A Preferred Units and such other classes or series of Mirror A Parity Preferred Units ranking on a parity as to distributions with the Mirror A Preferred Units shall in all cases bear to each other the same ratio that accumulated and unpaid distributions per unit on the Mirror A Preferred Units and such other classes or series of Mirror A Parity Preferred Units ranking on a parity as to distributions with the Mirror A Preferred Units (which, in the case of any such other classes or series of Mirror A Parity Preferred Units ranking on a parity as to distributions with the Mirror A Preferred Units, shall not include any accumulation in respect of unpaid distributions for past distribution periods if such other Mirror A Parity Preferred Units ranking on a parity as to distributions with the Mirror A Preferred Units does not have a cumulative distribution) bear to each other.
Section 19.3    Liquidation Proceeds.
(a)    Distributions. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Preferred OP Units, Series A-1 Preferred Units, Series A-3 Preferred Units, Series B-3 Preferred Units, Common OP Units or any other classes or series of OP Units (now existing or hereafter issued) ranking junior to the Mirror

A Preferred Units as to distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, the holders of Mirror A Preferred Units shall be entitled to receive the amount of the Issue Price of the Mirror A Preferred Units plus accrued and unpaid Mirror A Priority Return thereon (whether or not authorized or declared) to the date of payment in accordance with Article 12. If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Mirror A Preferred Units shall be insufficient to pay the full preferential amount set forth in Article 12 and liquidating payments on any Mirror A Parity Preferred Units, as to the distribution of assets on any liquidation, dissolution or winding up of the Partnership, then such assets, or the proceeds thereof, shall be distributed among the holders of Mirror A Preferred Units and any such other Mirror A Parity Preferred Units ratably in accordance with the respective amounts that would be payable on such Mirror A Preferred Units and any such Mirror A Parity Preferred Units if all amounts payable thereon were paid in full.
(b)    Notice. Written notice of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Mirror A Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.
(c)    No Further Rights. After payment of the full amount of the liquidating distributions to which it is entitled, the General Partner, as holder of the Mirror A Preferred Units, will have no right or claim to any of the remaining assets of the Partnership.
(d)    Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Partnership to, or the consolidation or merger or other business combination of the Partnership with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.

Section 19.4	Redemption.
(a)    Redemption. If the General Partner elects to redeem any of the REIT Series A Preferred Shares in accordance with the terms of the Series A Articles Supplementary, the Partnership shall, on the date set for redemption of such REIT Series A Preferred Shares, redeem the number of Mirror A Preferred Units equal to the number of REIT Series A Preferred Shares for which the General Partner has given notice of redemption pursuant to Section 5 of Article THIRD of the Series A Articles Supplementary, at a redemption price, payable in cash, equal to the product of (i) the number of Mirror A Preferred Units being redeemed, and (ii) an amount equal to the sum of $25.00, any Preferred Distribution Shortfall per Mirror A Preferred Unit, and any accrued and unpaid distribution on the Mirror A Preferred Unit to, but not including, the redemption date. Any Mirror A Preferred Units so redeemed may be reissued to the General Partner at such time as the General Partner reissues a corresponding number of REIT Series A Preferred Shares so redeemed or repurchased, in exchange for the contribution by the General Partner to the Partnership of the proceeds from such reissuance of REIT Series A Preferred Shares.
(b)    Procedures for Redemption. The following provisions set forth the procedures for redemption:
(i)    Notice of redemption will be given by the General Partner to the Partnership concurrently with the notice of the General Partner sent to the holders of its REIT Series A Preferred Shares in connection with such redemption. Such notice shall state: (a) the redemption date; (b) the number of Mirror A Preferred Units to be redeemed; (c) the redemption price and whether or not accrued and unpaid distributions will be payable; (d) that distributions on the Mirror A Preferred Units to be redeemed will cease to accumulate immediately prior to such redemption date; and (e) whether such redemption is being made pursuant to Section 5 or 6 of Article THIRD of the Series A Articles Supplementary.
(ii)    On or after the redemption date, the General Partner shall present and surrender the certificates, if any, representing the Mirror A Preferred Units to the Partnership and thereupon the redemption price of such Mirror A Preferred Units (including all accumulated and unpaid distributions to but excluding the redemption date) shall be paid to the General Partner and each surrendered Mirror A Preferred Unit certificate, if any, shall be canceled. If less than all of the Mirror A Preferred Units represented by any such certificate representing Mirror A Preferred Units are to be redeemed, a new certificate shall be issued representing the unredeemed Mirror A Preferred Units.
(iii)    From and after the redemption date (unless the Partnership defaults in payment of the redemption price plus accrued and unpaid distributions to, but not including, the redemption date), all distributions on the Mirror A Preferred Units designated for redemption in such notice shall cease to accrue, such Mirror A Preferred Units shall no longer be deemed outstanding and all rights of the General Partner will terminate, except the right to receive the redemption price plus accrued and unpaid distributions to, but not including, the redemption date. At its election, the Partnership, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid distributions to but not including the redemption date) of the Mirror A Preferred Units so called for redemption in trust for the General Partner with a bank or trust company, in which case the Partnership shall send a notice to the General Partner which shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require the General Partner to surrender the certificates, if any, representing such Mirror A Preferred Units at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid distributions to the redemption date). Any monies so deposited which remain unclaimed by the General Partner at the end of two years after the redemption date shall be returned by such bank or trust company to the Partnership.
Section 19.5    Ranking.
The Mirror A Preferred Units rank, with respect to rights to the payment of distributions and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, (a) senior to all Preferred OP Units, Series A-1 Preferred Units, Series A-3 Preferred Units, Series B-3 Preferred Units, Common OP Units and to all other OP Units other than OP Units referred to in clauses (b) and (c) of this sentence; (b) on a parity with all Mirror A Parity Preferred Units, and (c) junior to all OP Units the terms of which specifically provide that such OP Units rank senior to the Mirror A Preferred Units with respect to rights to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution and winding up of the Partnership. The Partnership shall not issue any OP Units ranking senior to the Mirror A Preferred Units with respect to, among other things, rights to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution and winding up of the Partnership unless such senior OP Units are issued in connection with a subsequent preferred stock offering by the General Partner and the General Partner received the requisite approval of the holders of the REIT Series A Preferred Shares in accordance with the Series A Articles Supplementary; provided, further, that the terms of such senior OP Units are substantially similar to the terms of the preferred stock so offered and issued.
Section 19.6    Voting Rights.
The General Partner shall not have any voting or consent rights in respect of the Mirror A Preferred Units except as required by applicable law.
Section 19.7    Transfer Restrictions.
The Mirror A Preferred Units shall not be transferable.
Section 19.8    Conversion.
In the event of a conversion of REIT Series A Preferred Shares into REIT Shares at the option of the holders of REIT Series A Preferred Shares pursuant to the terms of the Series A Articles Supplementary, then, upon conversion of such REIT Series A Preferred Shares, the General Partner shall convert a number of Mirror A Preferred Units equal to the number of REIT Series A Preferred Shares so converted into a number of Common OP Units equal to the number of REIT Shares issued on conversion of such REIT Series A Preferred Shares. In case the General Partner shall be a party to any transaction (including, without limitation, a merger, consolidation, share exchange, tender offer for all or substantially all of the General Partner’s capital stock or sale of all or substantially all of the General Partner’s assets), in each case as a result of which the REIT Series A Preferred Shares will be converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), each Mirror A Preferred Unit will thereafter be convertible under this Section 19.8 into the kind and amount of shares of capital stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of Common OP Units or fraction thereof into which one Mirror A Preferred Unit was convertible immediately prior to such transaction. In the event of a conversion of REIT Series A Preferred Shares into REIT Shares, to the extent the General Partner is required to pay cash in lieu of fractional REIT Shares pursuant to the Series A Articles Supplementary in connection with such conversion, the Partnership shall distribute an equal amount of cash to the General Partner. If a Change of Control Conversion Date (as defined in the Series A Articles Supplementary) falls after the record date and prior to the corresponding Mirror A Preferred Unit Distribution Payment Date that has been duly authorized and declared, each holder of Mirror A Preferred Units converted under this Section 19.8 shall be entitled to the distribution payable on such Mirror A Preferred Units on the Mirror A Preferred Unit Distribution Payment Date notwithstanding the conversion of such Mirror A Preferred Units before that Mirror A Preferred Unit Distribution Payment Date. Except as expressly provided in this Section 19.8, the holders of Mirror A Preferred Units shall not have the right to exchange or convert such Mirror A Preferred Units into REIT Series A Preferred Shares, REIT Shares or any other securities.
Section 19.9    No Sinking Fund.
No sinking fund shall be established for the retirement or redemption of Mirror A Preferred Units.
Article 20.     SERIES A-3 PREFERRED UNITS
Section 20.1    Definitions.
The term “Series A-3 Parity Preferred Units” shall mean any class or series of OP Units of the Partnership now or hereafter authorized, issued or outstanding and expressly designated by the Partnership to rank on parity with the Series A-3 Preferred Units with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership. The term “Series A-3 Priority Return” shall mean an amount equal to 4.50% per annum (determined on the basis of a 365 day year), multiplied by the stated amount of $100 per Series A-3 Preferred Unit (the “Series A-3 Issue Price”), multiplied by the number of outstanding Series A-3 Preferred Units, cumulative to the extent not distributed for any given distribution period pursuant to Article 7 hereof.
Section 20.2    Designation and Number.
A series of OP Units in the Partnership designated as the “Series A-3 Preferred Units” is hereby established. The number of authorized Series A-3 Preferred Units shall be 40,267.50.
Section 20.3    Distributions.
(a)    Payment of Distributions. Subject to the preferential rights of holders of any class or series of OP Units of the Partnership ranking senior to the Series A-3 Preferred Units, the holders of Series A-3 Preferred Units will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of the Partnership’s available cash, cumulative preferential cash distributions in an amount equal to the Series A-3 Priority Return. All distributions shall be cumulative, shall accrue from the original date of issuance and will be payable quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence) in arrears on March 31, June 30, September 30 and December 31 of each year (each a “Series A-3 Preferred Unit Distribution Payment Date”). Any distribution payable on the Series A-3 Preferred Units for a period that is shorter or longer than 90 days will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any Series A-3 Preferred Unit Distribution Payment Date is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). The distributions payable on any Series A-3 Preferred Unit Distribution Payment Date shall include distributions accrued to but not including such Series A-3 Preferred Unit Distribution Payment Date.
(b)    Distributions Cumulative. Notwithstanding the foregoing, distributions on the Series A-3 Preferred Units will accrue and be cumulative from the Series A-3 Issuance Date, whether or not the terms and provisions set forth in Section 20.3(c) at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. No interest, or sum in lieu of interest, will be payable in respect of any distribution payment or payments on Series A-3 Preferred Units which may be in arrears, and the holders of the Series A-3 Preferred Units will not be entitled to any distributions, whether payable in cash, securities or other property, in excess of full cumulative distributions described above. Any distribution payment made on the Series A-3 Preferred Units will first be credited against the earliest accrued but unpaid distribution due with respect to the Series A-3 Preferred Units. No distributions on the Series A-3 Preferred Units shall be authorized, declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, directly or indirectly prohibit authorization, declaration, payment or setting apart for payment or provide that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.
(c)    Priority as to Distributions.
(i)    Except as provided in Section 20.3(c)(ii) below, unless full cumulative distributions for all past Series A-3 Preferred Unit Distribution Periods on the Series A-3 Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment, no distributions (other than in Common OP Units or any other class or series of OP Units ranking junior to the Series A-3 Preferred Units as to distributions and as to the distribution of assets upon liquidation, dissolution and winding up of the Partnership) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made on Common OP Units or any other classes or series of OP Units ranking junior to or on parity with the Series A-3 Preferred Units as to distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership nor shall any Common OP Units or any other classes or series of OP Units ranking junior to or on parity with the Series A-3 Preferred Units as to distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any such units) by the Partnership except: (1) by conversion into or exchange for Common OP Units or any other classes or series of OP Units ranking junior to the Series A-3 Preferred Units as to distributions and as to the distribution of assets upon liquidation, dissolution and winding up of the Partnership, (2) by redemption, purchase or other acquisition of Common OP Units made for purposes of an incentive, benefit or share purchase plan for the General Partner, the Partnership or any of their respective subsidiaries, (3) for redemptions, purchases or other acquisitions of OP Units by the Partnership in connection with the General Partner’s purchase of its securities for the purpose of preserving the General Partner’s qualification as a REIT for federal income tax purposes, or (4) for any distributions by the Partnership corresponding to distributions by the General Partner required for it to maintain its status as a REIT for federal income tax purposes. With respect to the Series A-3 Preferred Units, all references in this Article 20 to “past Series A-3 A Preferred Unit Distribution Periods” shall mean, as of any date, Series A-3 Preferred Unit Distribution Periods ending on or prior to such date, and with respect to any other class or series of OP Units ranking on a parity as to distributions with the Series A-3 Preferred Units, all references in this Article 20 to “past distribution periods” (and all similar references) shall mean, as of any date, distribution periods with respect to such other class or series of OP Units ending on or prior to such date.
(ii)    When full cumulative distributions for all past Series A-3 Preferred Unit Distribution Periods are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series A-3 Preferred Units and when full cumulative distributions for all past distribution periods are not paid in full (or a sum sufficient for such full payment is not set apart) upon the units of any other Series A-3 Parity Preferred Units ranking on a parity as to distributions with the Series A-3 Preferred Units, then all distributions authorized on the Series A-3 Preferred Units and any other outstanding classes or series of Series A-3 Parity Preferred Units ranking on a parity as to distributions with the Series A-3 Preferred Units shall be declared pro rata so that the amount of distributions authorized per unit on the Series A-3 Preferred Units and such other classes or series of Series A-3 Parity Preferred Units ranking on a parity as to distributions with the Series A-3 Preferred Units shall in all cases bear to each other the same ratio that accumulated and unpaid distributions per unit on the Series A-3 Preferred Units and such other classes or series of Series A-3 Parity Preferred Units ranking on a parity as to distributions with the Series A-3 Preferred Units (which, in the case of any such other classes or series of Series A-3 Parity Preferred Units ranking on a parity as to distributions with the Series A-3 Preferred Units, shall not include any accumulation in respect of unpaid distributions for past distribution periods if such other Series A-3 Parity Preferred Units ranking on a parity as to distributions with the Series A-3 Preferred Units does not have a cumulative distribution) bear to each other.

Section 20.4	Liquidation Proceeds.
(a)    Distributions. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common OP Units or any other classes or series of OP Units ranking junior to the Series A-3 Preferred Units as to distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, the holders of Series A-3 Preferred Units shall be entitled to receive the amount of the Issue Price of the Series A-3 Preferred Units plus accrued and unpaid Series A-3 Priority Return thereon (whether or not authorized or declared) to the date of payment in accordance with Article 12. If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Series A-3 Preferred Units shall be insufficient to pay the full preferential amount set forth in Article 12 and liquidating payments on any Series A-3 Parity Preferred Units, as to the distribution of assets on any liquidation, dissolution or winding up of the Partnership, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A-3 Preferred Units and any such other Series A-3 Parity Preferred Units ratably in accordance with the respective amounts that would be payable on such Series A-3 Preferred Units and any such Series A-3 Parity Preferred Units if all amounts payable thereon were paid in full.
(b)    Notice. Written notice of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series A-3 Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.
(c)    No Further Rights. After payment of the full amount of the liquidating distributions to which it is entitled, the holders of Series A-3 Preferred Units will have no right or claim to any of the remaining assets of the Partnership.
(d)    Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Partnership to, or the consolidation or merger or other business combination of the Partnership with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.

Section 20.5	Ranking.
The Series A-3 Preferred Units rank, with respect to rights to the payment of distributions and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, (i) senior to all Common OP Units and all other OP Units other than OP Units referred to in clauses (ii) and (iii) of this sentence; (ii) on a parity with all Series A-3 Parity Preferred Units and (iii) junior to all Mirror A Preferred Units, Preferred OP Units, Series A-1 Preferred Units, Series B-3 Preferred Units and all other OP Units (now existing or hereafter arising) the terms of which specifically provide that such OP Units rank senior to the Series A-3 Preferred Units with respect to rights to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution and winding up of the Partnership.

Section 20.6	Voting Rights.
Holders of the Series A-3 Preferred Units will not have any voting rights or right to consent to any matter requiring the consent or approval of the Limited Partners.
Section 20.7     Transfer Restrictions.
The Series A-3 Preferred Units shall be subject to the provisions of Article 11 of the Agreement.
Section 20.8    Exchange Rights.
(a)    Series A-3 Preferred Units. Each holder of Series A-3 Preferred Units shall be entitled to exchange Series A-3 Preferred Units for shares of the General Partner’s common stock, at such holder’s option, on the following terms and subject to the following conditions:
(i)    Each holder of Series A-3 Preferred Units at its option may exchange each of its Series A-3 Preferred Units for that number of shares of the General Partner’s common stock equal to the quotient obtained by dividing $100.00 by $53.75; provided, however, that no Series A-3 Preferred Units may be exchanged on any proposed Series A-3 Exchange Date pursuant to this Section 20.8 unless at least 1,000 Series A-3 Preferred Units, in the aggregate, are exchanged by one or more holders thereof on such Series A-3 Exchange Date pursuant to Series A-3 Exchange Notices. Each holder of Series A-3 Preferred Units that has delivered a Series A-3 Exchange Notice to the General Partner may rescind such Series A-3 Exchange Notice by delivering written notice of such rescission to the General Partner prior to the Series A-3 Exchange Date specified in the applicable Series A-3 Exchange Notice.
(ii)    The exchange rate is subject to adjustment upon subdivisions, stock splits, stock dividends, combinations and reclassification of the common stock of the General Partner. The adjustment to the exchange rate will be determined by the General Partner such that each Series A-3 Preferred Unit will thereafter be exchangeable into the kind and amount of shares of common or other capital stock which would have been received if the exchange had occurred immediately prior to the record date for such subdivision, stock split, stock dividend, combination or reclassification of the common stock of the General Partner.
(iii)    In case the General Partner shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the General Partner's capital stock or sale of all or substantially all of the General Partner's assets), in each case as a result of which the

General Partner’s common stock will be converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), each Series A-3 Preferred Unit will thereafter be convertible or exchangeable into the kind and amount of shares of capital stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares of the General Partner’s common stock or fraction thereof into which one Series A-3 Preferred Unit was convertible or exchangeable immediately prior to such transaction.
(iv)    Notwithstanding anything to the contrary in this Section 20.8(a):

A.
Upon tender of any Series A-3 Preferred Units to the General Partner pursuant to this Section 20.8(a), the General Partner may issue cash in lieu of stock (in an amount equal to the same fraction of the Common Stock Fair Market Value determined as of the Series A-3 Exchange Date) to the extent necessary to prevent the recipient from violating the Ownership Limitations of Section 2 of Article VII of the Charter, or corresponding provisions of any amendment or restatement thereof;

B.
A holder of Series A-3 Preferred Units will not have the right to exchange Series A-3 Preferred Units for the General Partner’s common stock if (1) in the opinion of counsel for the General Partner, the General Partner would no longer qualify or its status would be seriously compromised as a REIT under the Code as a result of such exchange; or (2) such exchange would, in the opinion of counsel for the General Partner, constitute or be likely to constitute a violation of applicable securities laws; and

C.
The General Partner shall not be required to issue fractions of shares of common stock upon exchange of Series A-3 Preferred Units. If any fraction of a share of Common Stock would be issuable upon exchange of Series A-3 Preferred Units, the General Partner shall, in lieu of delivering such fraction of a share of common stock, make a cash payment to the exchanging holder of Series A-3 Preferred Units in an amount equal to the same fraction of the Common Stock Fair Market Value determined as of the Series A-3 Exchange Date.

(v)    The General Partner shall at all times reserve and keep available a sufficient number of authorized but unissued shares of common stock to permit the exchange of all of the outstanding Series A-3 Preferred Units pursuant to this Section 20.8.
(b)    Procedure for Exchange. Any exchange described in Section 20.8(a) above shall be exercised pursuant to a delivery of a Series A-3 Exchange Notice to the General Partner by the holder who is exercising such exchange right, by (A) fax and (B) by certified mail postage prepaid. The Series A-3 Exchange Notice and certificates, if any, representing such Series A-3 Preferred Unit to be exchanged shall be delivered to the office of the General Partner maintained for such purpose, which is currently as set forth in Section 2.3. Any exchange hereunder shall be effective as of the close of business on the Series A-3 Exchange Date. The holders of the exchanged Series A-3 Preferred Units shall be deemed to have surrendered the same to the General Partner, and the General Partner shall be deemed to have issued shares of common stock of the General Partner at the close of business on the Series A-3 Exchange Date.
(c)    Payment of Series A-3 Priority Return. On the Series A-3 Preferred Unit Distribution Payment Date next following each the Series A-3 Exchange Date, the holders of Series A-3 Preferred Units, which exchanged on such date shall be entitled to Series A-3 Priority Return in an amount equal to a prorated portion of the Series A-3 Priority Return based on the number of days elapsed from the prior Series A-3 Preferred Unit Distribution Payment Date through, but not including, the Series A-3 Exchange Date.
Section 20.9    Restrictions Included in Contribution Agreements.
Each Series A-3 Preferred Partner acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, (a) the transfer or exchange of a portion of the Series A-3 Preferred Units are restricted by the provisions of the applicable Contribution Agreements, and (b) such Series A-3 Preferred Partner shall not transfer or exchange any Series A-3 Preferred Units in violation of any such restrictive provisions.
Section 20.10    No Sinking Fund.
No sinking fund shall be established for the retirement or redemption of Series A-3 Preferred Units.

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IN WITNESS WHEREOF, this Third Amended and Restated Agreement of Limited Partnership of Sun Communities Operating Limited Partnership has been executed and delivered as of the date first above written.

GENERAL PARTNER:

Sun Communities, Inc.,
a Maryland corporation

By: /s/ Karen J. Dearing
Karen J. Dearing, Executive Vice President,
Treasurer, Chief Financial Officer, and Secretary